     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1998



                                                      REGISTRATION NO. 333-57235

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         CHESAPEAKE ENERGY CORPORATION

             (Exact name of registrant as specified in its charter)

            OKLAHOMA                           1311                          73-1395733
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)          Identification No.)

           6100 NORTH WESTERN AVENUE                           AUBREY K. MCCLENDON
         OKLAHOMA CITY, OKLAHOMA 73118                      6100 NORTH WESTERN AVENUE
                 (405) 848-8000                           OKLAHOMA CITY, OKLAHOMA 73118
  (Address, including Zip Code, and telephone                     (405) 848-8000
  number, including area code, of registrant's       (Name, address, including Zip Code, and
          principal executive offices)                telephone number, including area code,
                                                              of agent for service)

                             ---------------------
                                   Copies to:
                             THEODORE M. ELAM, ESQ.
                            CONNIE S. STAMETS, ESQ.
                    MCAFEE & TAFT A PROFESSIONAL CORPORATION
                       TENTH FLOOR, TWO LEADERSHIP SQUARE
                               211 NORTH ROBINSON
                         OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-9621
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after the effective date of this Registration
Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
------------------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF            AMOUNT TO BE          OFFERING PRICE         AGGREGATE            AMOUNT OF
   SECURITIES TO BE REGISTERED          REGISTERED(1)          PER UNIT(2)       OFFERING PRICE(2)    REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
7% Cumulative Convertible
  Preferred Stock, $.01 par
  value...........................    4,600,000 Shares            $50.00            $230,000,000           $67,850
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value......    33,093,525 Shares            N/A                  N/A                  N/A
------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to the offering from time to time of an aggregate of (i) 4,600,000 shares of the Registrant's 7% Cumulative Convertible Preferred Stock, par value $.01 per share and liquidation preference $50 per share ("Preferred Stock"), together with such indeterminate number of shares of Preferred Stock as may be issuable in respect of such shares in connection with stock splits, stock dividends and similar transactions ("Additional Preferred Stock"), (ii) 33,093,525 shares of the Registrant's Common Stock, par value $.01 per share ("Common Stock"), into which the 4,600,000 shares of Preferred Stock may initially be converted or for which they may be redeemed and (iii) such indeterminate number of shares of the Registrant's Common Stock into which such Additional Preferred Stock may be converted or for which it may be redeemed, together with such indeterminate number of shares of Common Stock as may be issuable in respect of such Common Stock in connection with stock splits, stock dividends and similar transactions, all as offered by the Selling Shareholders described herein.
(2) Calculated in accordance with Rule 457(i) under the Securities Act of 1933, based on the liquidation preference of the Preferred Stock.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, ISSUED JULY 29, 1998.


                         CHESAPEAKE ENERGY CORPORATION
                              4,600,000 SHARES OF
                   7% CUMULATIVE CONVERTIBLE PREFERRED STOCK
            PAR VALUE $.01 AND LIQUIDATION PREFERENCE $50 PER SHARE
                                      AND
                              33,093,525 SHARES OF
                    COMMON STOCK, PAR VALUE $.01 PER SHARE,
                            ISSUABLE UPON CONVERSION

    This Prospectus relates to the resale of 4,600,000 shares of 7% Cumulative Convertible Preferred Stock, par value $.01 and liquidation preference $50 per share ("Preferred Stock"), of Chesapeake Energy Corporation, an Oklahoma corporation ("Chesapeake" or the "Company"), issued to the initial purchasers of the Preferred Stock (the "Initial Purchasers") in a private placement consummated on April 22, 1998 and the resale of up to 33,093,525 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), which are initially issuable upon conversion of the Preferred Stock by any holders of the Preferred Stock that did not purchase the Preferred Stock under this Prospectus. The Preferred Stock and such shares of Common Stock issued upon conversion of the Preferred Stock (collectively, the "Shares") may be offered from time to time for the accounts of holders of Preferred Stock named herein or in supplements to this Prospectus (the "Selling Shareholders"). See "Plan of Distribution." Information concerning the Selling Shareholders may change from time to time and will be set forth in supplements to this Prospectus.

    Dividends on the Preferred Stock are cumulative from the date of issuance and payable quarterly in cash, in arrears, commencing August 1, 1998. Each share of Preferred Stock is convertible at the holder's option, exercisable at any time unless previously redeemed, into fully paid and nonassessable shares of Common Stock, at a conversion price of $6.95 of liquidation preference per share plus accrued but unpaid dividends, if any (equivalent to an initial conversion rate of approximately 7.1942 shares of Common Stock for each share of Preferred Stock), subject to adjustment under certain conditions as described herein. See "Description of Preferred Stock -- Dividends" and "-- Conversion Rights."


    The Preferred Stock is redeemable at any time on or after May 1, 2001, in whole or in part, at the option of the Company, initially at a price of $52.45 per share and thereafter at prices declining to $50 per share on or after May 1, 2008, plus in each case all accrued and unpaid dividends to the redemption date, which redemption price may be paid in cash, by delivery of shares of Common Stock or through a combination thereof. Upon any Change of Control (as defined herein), each holder of Preferred Stock shall, in the event that the Market Value (as defined herein) at such time is less than the Conversion Price, have a one-time option to convert such holder's shares of Preferred Stock into fully paid and nonassessable shares of Common Stock, at an adjusted Conversion Price equal to the greater of (x) the Market Value for the period ending on the Change of Control Date (as defined herein) and (y) $3.66 (being 66 2/3% of the Market Value for the period ended April 16, 1998). In lieu of issuing shares of Common Stock for shares of Preferred Stock surrendered for conversion upon a Change of Control, the Company may, at its option, make a cash payment equal to the Market Value determined for the period ending on the Change of Control Date of the Common Stock otherwise issuable. See "Description of Preferred Stock -- Optional Redemption" and "-- Change of Control."

                             ---------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DESCRIPTION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------


    On July 27, 1998, the last reported sale price of the Common Stock (symbol "CHK") on the New York Stock Exchange ("NYSE") was $2.75 per share. The Preferred Stock is eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market.



    All of the Preferred Stock was issued initially pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof and, to the Company's knowledge, was transferred to the Selling Shareholders pursuant to Rule 144A under the Securities Act. Preferred Stock resold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL market.


    The Selling Shareholders, acting as principals for their own account, directly, through agents designated from time to time, or through brokers, dealers, agents or underwriters also to be designated, may sell all or a portion of the Shares which may be offered hereby by them from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Shareholders from the sale of Shares which may be offered hereby by the Selling Shareholders will be the purchase price of such Shares less commissions, if any. The Company will not receive any proceeds from the sale of the Shares. For information concerning indemnification arrangements between the Company and the Selling Shareholders, see "Plan of Distribution."

    The Selling Shareholders and any brokers, dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. PERSONS EFFECTING SALES OF SHARES PURSUANT TO THIS PROSPECTUS SHOULD CAREFULLY REVIEW THE RESTRICTIONS ON THE USE HEREOF AND THE MANNER OF SELLING DESCRIBED IN "PLAN OF DISTRIBUTION."


    The Company intends that the Registration Statement of which this Prospectus is a part will remain effective until April 22, 2000 or such earlier date as of which the Registration Statement is no longer required for the transfer of the Shares. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Shareholders.



                  THE DATE OF THIS PROSPECTUS IS JULY 29, 1998

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Shares being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made or incorporated by reference in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or to any other report incorporated by reference in this Prospectus, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following regional offices of the Commission:
7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the NYSE. The Company's reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-13726) pursuant to the Exchange Act are incorporated herein by reference:

          1. Annual Report on Form 10-K for the fiscal year ended June 30, 1997 and Transition Report for the six months ended December 31, 1997;

          2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;


          3. Current Reports on Form 8-K filed on January 15 and 26, February 5 and 13, March 5, 20, 23, 25 and 26, April 17 and 22, May 20, 21, 22 and 26,
     and July 2, 6, 9 and 16, 1998; and



          4. the description of the Company's Common Stock contained in its registration statement on Form 8-B filed on December 12, 1996, the summary of preferred stock purchase rights and description of Series A Junior Participating Preferred Stock contained in the Company's registration statement on Form 8-A filed on July 16, 1998, and any amendment or report filed for the purpose of updating such information.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy (without exhibits unless such exhibits are specifically incorporated by reference into such document) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to Janice A. Dobbs, Corporate Secretary, Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, by mail, and if by telephone, (405) 879-9212.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes and certain of the documents incorporated by reference into this Prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this Prospectus are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company cautions prospective investors that actual results could differ materially from those expected by the Company, depending on the outcome of certain factors, including, without limitation, factors discussed under "Risk Factors" such as the Company's ability to pay cash dividends on the Preferred Stock, concentration of unevaluated leasehold in Louisiana, impairment of asset value, acquisition and integration of operations risks, need to replace reserves, substantial capital requirements, restrictions imposed by lenders, substantial indebtedness, patent and securities litigation, fluctuations in the prices of oil and gas, hedging risks, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development expenditures, operating risks, the effects of governmental and environmental regulation, competition, and liquidity and capital requirements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the respective dates on which they are issued. The Company undertakes no obligation to release publicly the result of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof, including, without limitation, changes in the Company's business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information included elsewhere or incorporated by reference in this Prospectus. Prospective purchasers are urged to read this Prospectus and the documents incorporated herein by reference. Prospective purchasers should carefully consider the information set forth in "Risk Factors" in evaluating an investment in the Shares. Unless the context otherwise requires, all references in this Prospectus to "Chesapeake" or the "Company" are to Chesapeake Energy Corporation and its subsidiaries. All references in this Prospectus to fiscal years ended on or prior to June 30, 1997 are to the Company's fiscal year ended June 30. The Company has changed its fiscal year end from June 30 to December 31 and has included and incorporated by reference herein information for the transition period from July 1 to December 31, 1997.

                                  THE COMPANY


     Chesapeake Energy Corporation is an independent oil and gas company engaged in the acquisition, development, production and exploration of oil and natural gas in major onshore producing areas of the United States and Canada. The Company's assets are concentrated in three core areas: the Mid-Continent (consisting of Oklahoma, southwestern Kansas and the Texas Panhandle), the Austin Chalk Trend in Texas and Louisiana, and western Canada. The Company's principal executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118 and its telephone number is (405) 848-8000.



     On July 7, 1998, the Company's Board of Directors authorized management to explore alternatives to enhance shareholder value, including a possible sale or merger of the Company, based upon the Board's opinion that the recent market prices of the Company's Common Stock indicates that the market is substantially undervaluing the Company's assets and exploration potential. Also on July 7, 1998, Chesapeake's Board of Directors unanimously adopted a shareholder rights plan designed to deter coercive takeover tactics and to prevent a change of control from occurring without all shareholders receiving a fair price. See "Description of Capital Stock."


                                  THE OFFERING

SECURITIES OFFERED.........  4,600,000 shares of 7% Cumulative Convertible
                             Preferred Stock, together with such indeterminate number of shares of Preferred Stock as may be issuable in respect of such shares in connection with stock splits, stock dividends and similar transactions, and the shares of Common Stock into which such Preferred Stock may be converted, together with such indeterminate number of shares of Common Stock which may be issuable in respect of such shares in connection with stock splits, stock dividends and similar transactions.

                                PREFERRED STOCK

DIVIDENDS..................  Cumulative annual dividends of $3.50 per share payable quarterly in cash on each February 1, May 1, August 1 and November 1, commencing August 1, 1998, when, as and if declared by the Board of Directors. Dividends on the Preferred Stock will accrue and be cumulative from the date of issuance thereof. See "Description of Preferred Stock -- Dividends."

LIQUIDATION PREFERENCE.....  $50 per share, plus accrued and unpaid dividends.

RANKING....................  The Preferred Stock ranks (i) senior to all of the
                             Company's Common Stock and to all other capital stock of the Company unless the terms of such stock expressly provide that it ranks senior to or on a parity with the Preferred Stock; (ii) on a parity with any capital stock of the Company the terms of which expressly provide that it will rank on a parity with the

                             Preferred Stock; and (iii) junior to all capital stock of the Company the terms of which expressly provide that such stock will rank senior to the Preferred Stock. As of the date of this Prospectus, all outstanding capital stock of the Company ranks junior to the Preferred Stock. See "Description of Preferred Stock -- General."

OPTIONAL REDEMPTION........  The Preferred Stock may not be redeemed prior to
                             May 1, 2001. On or after May 1, 2001, the Preferred Stock may be redeemed, at any time at the option of the Company, in whole or in part, in cash, shares of Common Stock or a combination thereof, initially at the redemption price of $52.45 per share and thereafter at prices declining to $50 per share on or after May 1, 2008, plus, in each case, accrued and unpaid dividends to the redemption date. See "Description of Preferred Stock -- Optional Redemption."

CONVERSION RIGHTS..........  Each share of Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into fully paid and nonassessable shares of Common Stock, at a conversion price of $6.95 of liquidation preference per share of Common Stock plus accrued but unpaid dividends, if any (equivalent to an initial conversion rate of approximately 7.1942 shares of Common Stock for each share of Preferred Stock, plus cash in lieu of fractional shares). The Preferred Stock is subject to adjustment upon the occurrence of certain events. Shares of Preferred Stock called for redemption will remain convertible into shares of Common Stock up to and including (but not after) the close of business on the date fixed for redemption. See "Description of Preferred Stock -- Conversion Rights."


CHANGE OF CONTROL..........  Upon any Change of Control, each holder of
                             Preferred Stock shall, in the event that the Market Value at such time is less than the Conversion Price, have a one-time option to convert such holder's shares of Preferred Stock into shares of Common Stock (plus cash in lieu of fractional shares) at an adjusted conversion price equal to the greater of (x) the average closing price of the Common Stock on the NYSE (or such other national securities exchange or automated quotation system on which the Common Stock is then listed for trading or quotation) for the five trading day period (the "Market Value") ending on the date on which a Change of Control event occurs (the "Change of Control Date") and (y) $3.66 (being 66 2/3% of the Market Value for the period ended April 16,
                             1998). In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Change of Control, the Company may, at its option, make a cash payment equal to the Market Value as of the Change of Control Date of the shares of Common Stock otherwise issuable. See "Description of Preferred Stock -- Change of Control."


VOTING RIGHTS..............  Except as required by law and the Company's
                             Certificate of Incorporation (including the
                             Certificate of Designation for the Preferred
                             Stock), the holders of Preferred Stock will have no voting rights unless dividends payable on the Preferred Stock are in arrears for six quarterly periods, in which case the holders of the Preferred Stock voting separately as a class with the shares of any other preferred stock or preference securities having similar voting rights will be entitled at the next regular or special meeting of stockholders of the Company to elect two directors of the Company (such voting rights and the terms of the directors so elected to continue until such time as the dividend arrearage on the Preferred Stock has been paid in full). The affirmative consent of holders of at least 66 2/3% of the outstanding Preferred Stock will be required for the issuance of any class or series of stock (or security convertible into stock) of the Company ranking pari passu or senior to the Preferred Stock as to dividends, liquidation rights or voting rights and for amendments to the Company's Certificate of Incorporation that would affect adversely the rights of holders of the Preferred Stock. See "Description of Preferred Stock -- Voting Rights."


TAX CONSEQUENCES...........  The Federal income tax consequences of acquiring and holding the Preferred Stock and the shares of Common Stock issuable upon conversion of such Preferred Stock or in redemption therefor are described in "Federal Income Tax Considerations." Prospective investors are urged to consult their own tax advisors regarding the tax consequences of acquiring, holding or disposing of the Preferred Stock or the shares of Common Stock issuable upon conversion of such Preferred Stock or in redemption therefor in light of their personal investment circumstances, including consequences resulting from the possibility that distributions on the Preferred Stock may exceed the Company's current and accumulated earnings and profits in which case they would not be treated as dividends for tax purposes.


BOOK-ENTRY; DELIVERY AND
FORM.......................  The Preferred Stock is represented by permanent global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company ("DTC"). See "Description of Preferred Stock -- Book-Entry; DTC."

                                  COMMON STOCK


LISTING....................  The Common Stock is listed for trading on the NYSE.


TRADING SYMBOL.............  "CHK"


OUTSTANDING BEFORE
OFFERING...................  On July 24, 1998, 99,097,700 shares of Common Stock were issued and outstanding and 12,044,024 shares of Common Stock were issuable upon the exercise of outstanding options. See "Description of Capital Stock."


                                  RISK FACTORS

     An investment in the Preferred Stock or the Common Stock involves certain risks that a potential investor should carefully evaluate prior to making such an investment.

                                  RISK FACTORS

     In addition to the other information set forth elsewhere or incorporated by reference in this Prospectus, the following factors relating to the Company and this offering should be considered when evaluating an investment in the Shares.

ABILITY OF THE COMPANY TO PAY CASH DIVIDENDS

     Dividends on the Preferred Stock must be paid in cash. Under certain of the Indentures governing the Company's outstanding senior notes (the "Indentures"), the Company may pay cash dividends and make other distributions on or in respect of its capital stock, including the Preferred Stock, only if certain financial tests are met. Currently, the restrictions contained in the Indentures would prohibit the Company from paying dividends under certain circumstances. The Company currently anticipates that a future prolonged reduction in natural gas prices and, to a lesser extent, oil prices could cause the Company to be unable to incur additional indebtedness under one or more of such Indentures which, in turn, would render the Company unable to pay dividends on the Preferred Stock. There can be no assurance that the Company's existing or future financing arrangements will permit the Company to pay cash dividends on the Preferred Stock. In the event that any of the Company's financing agreements limit the Company's ability to pay cash dividends on the Preferred Stock when required, the Company will be unable to pay cash dividends on the Preferred Stock unless it can refinance amounts outstanding under such agreements. There can be no assurance that the Company would be able to refinance amounts outstanding under such agreements. The failure of the Company to pay cash dividends on the Preferred Stock could result in the election of two members of the Company's Board of Directors by the holders of the Preferred Stock.


     Under Oklahoma law, cash dividends on capital stock may only be paid from "surplus" or, if there is no "surplus," from the corporation's net profits for the then current or the preceding fiscal year. Until the Company achieves profitability, the ability of the Company to pay cash dividends on the Preferred Stock will require the availability of adequate "surplus," which is defined as the excess, if any, of the Company's net assets (total assets less total liabilities) over its capital (generally the par value of its issued capital stock). As a result, there can be no assurance that adequate surplus will be available to pay cash dividends on the Preferred Stock or that, even if such surplus is available, the Company will have sufficient cash to pay dividends on the Preferred Stock. In addition under Oklahoma law, the Preferred Stock cannot be redeemed if the redemption will cause any impairment of the capital of the Company.


IMPAIRMENT OF ASSET VALUE

     The Company reported full-cost ceiling writedowns of $236 million, $110 million and $250 million in the fiscal year ended June 30, 1997, the six months ended December 31, 1997 and the three months ended March 31, 1998, respectively. Beginning in the quarter ended September 30, 1997, the Company reduced its drilling budget for the Louisiana Trend overall and concentrated remaining Austin Chalk drilling activity in the Masters Creek area of Louisiana. In addition, the Company initiated a strategy to replace and expand its oil and gas reserves through acquisitions as a complement to its historical strategy of adding reserves through drilling. The Company has also reduced its emphasis on acquiring unproved leasehold acreage to be developed through exploratory drilling. While these actions are intended to mitigate the higher risks associated with a growth strategy based on significant exploratory drilling, there can be no assurance that this change in strategy will result in enhanced future economic results or will prevent additional leasehold impairment and/or full-cost ceiling writedowns.


     Since December 31, 1997, oil prices have declined, reaching ten-year lows during June 1998. In addition, the Company has completed acquisitions based on expectations of higher oil and gas prices than those currently being received. Based on NYMEX prices of $14.50 per Bbl and $2.00 per Mcf, reserve estimates as of March 31, 1998 (pro forma for the acquisitions completed during the quarter ended June 30, 1998), and the estimated evaluation of leasehold during the quarter ended June 30, 1998, the Company estimates it will incur an additional full-cost ceiling writedown of between $225 million and $250 million as of June 30, 1998. Additional impairments of certain of the Company's other fixed assets located in the Louisiana Trend may be required at June 30, 1998. Such impairments, estimated to range from $10 million to $20 million, would result from lower than expected reserves and production throughput in gathering, transmission and processing facilities. If these impairments occur, the Company will incur a substantial loss which would further reduce shareholders' equity.


     The Company uses the full-cost method of accounting for its investment in oil and gas properties. Under the full-cost method of accounting, all costs of acquisition, exploration and development of oil and gas reserves are capitalized into a "full-cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value of estimated future net cash flows from proved oil and gas reserves and the lower of cost or fair value of unproved properties after income tax effects, such excess costs are charged to operations. If a writedown is required, it would result in a charge to earnings but would not have an impact on cash flows from operating activities. Once incurred, a writedown of oil and gas properties is not reversible at a later date even if oil and gas prices increase.

     Following the Company's announcement in late June 1997 of disappointing drilling results in the Louisiana Trend and a full-cost ceiling writedown, a number of purported class action lawsuits alleging violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder were filed against the Company and certain of its officers and directors. See "-- Patent and Securities Litigation."


RESTRICTIONS IMPOSED BY LENDERS



     The instruments governing certain indebtedness of the Company and its Restricted Subsidiaries (as defined) may impose significant operating and financial restrictions on the Company. The terms of certain of the Indentures limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general, or otherwise conduct necessary corporate activities. A failure by the Company to comply with these restrictions could lead to a default under the terms of such indebtedness. In the event of default, the holders of such indebtedness could elect to declare all of the funds borrowed pursuant thereto to be due and payable together with accrued and unpaid interest. In such event, there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to the Company. In addition, the Company's indebtedness under its bank credit facilities will be secured by liens on a portion of the assets of the Company and its subsidiaries. The pledge of such collateral could impair the Company's ability to obtain additional financing in the future.



SUBSTANTIAL INDEBTEDNESS



     As of March 31, 1998, the Company's shareholders' equity was $221 million ($461 million on a pro forma basis) and its long-term indebtedness was $655 million ($920 million on a pro forma basis). Long-term indebtedness represented approximately 75% (67% on a pro forma basis) of total book capitalization. If the Company incurs additional full-cost ceiling writedowns (such as the expected writedown to be recorded as of June 30, 1998 discussed under "-- Impairment of Asset Value" above), shareholders' equity will be further reduced. During April 1998, Standard & Poor's and Moody's Investors Service ("Moody's") downgraded the Company's senior debt credit ratings to B+ and B1, respectively. Moody's has announced that its outlook for the Company's credit ratings is negative, pending Moody's ongoing evaluation of the Company's new business strategy. The Company's substantial indebtedness and negative credit ratings could adversely affect its access to capital, although management presently believes that cash flow from operations will be sufficient to fund planned exploration and development.

NEED TO REPLACE RESERVES; SUBSTANTIAL CAPITAL REQUIREMENTS



     As is customary in the oil and gas exploration and production industry, the Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless the Company successfully replaces the reserves that it produces through successful development, exploration or acquisition, the Company's proved reserves will decline. Approximately 43% of the Company's estimated proved reserves at December 31, 1997 (18% on a pro forma basis for acquisitions completed in the first and second quarters of 1998) were located in the Austin Chalk formation in Texas and Louisiana, where wells are characterized by rapid decline rates. Additionally, approximately 47% (35% on a pro forma basis) of the Company's total estimated proved reserves at December 31, 1997 were undeveloped. Recovery of such reserves will require significant capital expenditures and successful drilling operations. There can be no assurance that the Company can successfully find and produce reserves economically in the future.



     The Company has made and intends to make substantial capital expenditures in connection with the development, exploration and production of its oil and gas properties. Historically, the Company has funded its capital expenditures through a combination of internally generated funds, equity and long-term and short-term debt financing arrangements. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas and the Company's success in locating and producing new reserves. If revenue were to decrease as a result of lower oil and gas prices, decreased production or otherwise, and the Company's access to capital were limited, the Company would have a reduced ability to replace its reserves or to maintain production at current levels, potentially resulting in a decrease in production and revenue over time. If the Company's cash flow from operations is not sufficient to satisfy its capital expenditure budget, there can be no assurance that additional debt or equity financing will be available to meet these requirements.



CONCENTRATION OF UNEVALUATED LEASEHOLD IN LOUISIANA



     The Company's future performance will be affected by the development results of its existing proved undeveloped reserves and its inventory of unproved drilling locations, particularly in the Louisiana Trend and the Tuscaloosa Trend. As of March 31, 1998, the Company had an investment in total unevaluated and unproved leasehold of approximately $144 million, of which approximately $59 million was located in the Louisiana Trend and the Tuscaloosa Trend. Approximately 31%, or $70 million, of the Company's 1998 drilling budget is associated with drilling, construction of production facilities and seismic activity in the Louisiana Trend and the Tuscaloosa Trend. Failure of these drilling activities to achieve anticipated quantities of economically attractive reserves and production would have a material adverse effect on the Company's liquidity, operations and financial results and could result in future full-cost ceiling writedowns.


ACQUISITION AND INTEGRATION OF OPERATIONS RISKS


     The Company is subject to risks that properties acquired by it will not perform as expected, that estimates of value will not prove accurate and that the returns from such properties will not support the indebtedness incurred or the other consideration used to acquire, or the capital expenditures needed to develop, such properties. The addition of the properties acquired in acquisitions will result in additional full-cost ceiling writedowns to the extent the Company's capitalized costs of such properties exceed the estimated present value of the related proved reserves. In addition, expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage its recently completed acquisitions will depend upon its ability to monitor operations, maintain effective costs and other controls and expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the integration of acquired properties with existing operations will entail considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in the Company's operating results. There can be no assurance that the Company will be able to successfully integrate the properties it has acquired.

     The Company has also acquired proved reserves in Canada. In addition to the risks described above, the acquisition of assets in Canada has the additional risks associated with currency exchange and valuation, foreign regulation and taxation, and severe climate and operating conditions.


REPURCHASE OF SENIOR NOTES UPON A CHANGE OF CONTROL AND OTHER EVENTS

     The Company must offer to purchase $620 million aggregate principal amount of its outstanding senior notes upon the occurrence of certain events. In the event of a Change of Control (as defined), the Company must offer to purchase such senior notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (a "Change of Control Offer"). In the event of certain asset dispositions, the Company will be required under certain circumstances to use the Excess Proceeds (as defined) to offer to purchase such senior notes at 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (a "Net Proceeds Offer").

     Prior to commencing such an offer to purchase, the Company may be required to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of senior notes, or (ii) obtain any requisite consent to permit the repurchase. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, then the Company will be unable to offer to purchase senior notes, and such failure will constitute an Event of Default under the applicable Indentures. It is unlikely that the Company would have sufficient funds available at the time of any Change of Control or Net Proceeds Offer to satisfy all such debt obligations (including repurchases of senior notes and payment of its bank credit facilities) simultaneously without refinancing the indebtedness.


     The events that constitute a Change of Control or require a Net Proceeds Offer may also be events of default under any future bank credit facility or other senior indebtedness of the Company and the Restricted Subsidiaries. Such events may permit the lenders under such debt instruments to accelerate the debt and, if the debt is not paid, to enforce security interests on assets of the Company and the Restricted Subsidiaries, thereby limiting the Company's ability to raise cash to repurchase senior notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the affected senior notes.


PATENT AND SECURITIES LITIGATION

     Union Pacific Resources Company ("UPRC") has sued the Company alleging infringement of a patent for a drillbit steering method, including direct infringement and, subsequent to August 13, 1995, inducement of infringement. UPRC's claims against the Company are based on services provided to the Company by a third party vendor controlled by former UPRC employees. UPRC is seeking injunctive relief, damages of an unspecified amount, including actual and enhanced damages, interest, costs and attorneys' fees. The Company believes that it has meritorious defenses to UPRC's allegations and that the UPRC patent is invalid. The Company has filed a motion to construe UPRC's patent claims, and other dispositive motions are pending. No estimate of a probable loss or range of estimate of a probable loss, if any, can be made at this time; however, in reports filed in the proceeding, experts for UPRC claim that damages could be as much as $18 million while Company experts state that the amount should not exceed $25,000, in each case based on a reasonable royalty.

     The Company and certain of its officers and directors are defendants in a consolidated class action suit alleging violations of the Exchange Act. The plaintiffs assert that the defendants made material misrepresentations and failed to disclose material facts about the success of the Company's exploration efforts in the Louisiana Trend. As a result, the complaint alleges, the price of the Company's Common Stock was artificially inflated from January 25, 1996 until June 27, 1997, when the Company issued a press release announcing disappointing drilling results in the Louisiana Trend and a full-cost ceiling writedown to be reflected in its June 30, 1997 financial statements. The plaintiffs further allege that certain of the named individual defendants sold Company Common Stock during the class period when they knew or should have known adverse nonpublic information. The plaintiffs seek a determination that the suit is a proper class action and damages in an unspecified amount, together with interest and costs of litigation, including attorneys' fees. No estimate of loss or range of estimate of loss, if any, can be made at this time.

     A purported class action alleging violations of the Securities Act has been filed against the Company and others on behalf of investors who purchased common stock of Bayard Drilling Technologies, Inc. ("Bayard") in its initial public offering in November 1997. Total proceeds of the offering were $254 million, of which the Company received net proceeds of $90 million as a selling shareholder. Plaintiffs allege that the Company, a major customer of Bayard's drilling services and the owner of 30.1% of Bayard's common stock outstanding prior to the offering, was a controlling person of Bayard. Plaintiffs assert that the Bayard prospectus contained material omissions and misstatements relating to (i) the Company's financial "hardships" and their significance on Bayard's business,
(ii) increased costs associated with Bayard's growth strategy and (iii) undisclosed pending related-party transactions between Bayard and third parties other than the Company. The alleged defective disclosures are claimed to have resulted in a decline in Bayard's share price following the public offering. The plaintiffs seek a determination that the suit is a proper class action and damages in an unspecified amount or rescission, together with interest and costs of litigation, including attorneys' fees. No estimate of loss or range of estimate of loss, if any, can be made at this time.

     While no prediction can be made as to the outcome of these matters or the amount of damages that might be awarded, if any, an adverse result in any of them could be material to the Company.

FLUCTUATIONS IN OIL AND GAS PRICES

     The Company's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for oil, natural gas and natural gas liquids, which are dependent upon numerous factors such as weather, economic, political and regulatory developments and competition from other sources of energy. The volatile nature of the energy markets makes it particularly difficult to estimate future prices of oil, natural gas and natural gas liquids. Prices of oil, natural gas and natural gas liquids are subject to wide fluctuations in response to relatively minor changes in circumstances, and there can be no assurance that future prolonged decreases in such prices will not occur. All of these factors are beyond the control of the Company. Any further significant decline in oil and gas prices could have a material adverse effect on the Company's operations, financial condition and level of expenditures for the development of its oil and gas reserves, and may result in additional writedowns of the Company's investments due to ceiling test limitations.

     In accordance with customary industry practice, the Company relies on independent third party service providers to provide most of the services necessary to drill new wells, including drilling rigs and related equipment and services, horizontal drilling equipment and services, trucking services, tubulars, fracing and completion services and production equipment. The industry has experienced significant price increases for these services during the last year and this trend is expected to continue into the future. These cost increases could in the future significantly increase the Company's development costs and decrease the return possible from drilling and development activities, and possibly render the development of certain proved undeveloped reserves uneconomical.

HEDGING RISKS

     From time to time, the Company enters into hedging arrangements relating to a portion of its oil and gas production. These hedges have in the past involved fixed arrangements and other arrangements at a variety of fixed prices and with a variety of other provisions including price floors and ceilings. The Company may in the future enter into oil and gas futures contracts, options, collars and swaps. The Company's hedging activities, while intended to reduce the Company's sensitivity to changes in market prices of oil and gas, are subject to a number of risks including instances in which (i) production is less than expected, (ii) there is a widening of price differentials between delivery points required by fixed price delivery contracts to the extent they differ from those on the Company's production or (iii) the Company's counterparties to its futures contract will be unable to meet the financial terms of the transaction. While the use of hedging arrangements limits the risk of declines in oil and gas prices, it may limit the benefit to the Company of increases in the price of oil and gas. Beginning in May 1998, the Company also utilizes interest rate hedging arrangements to limit its exposure to fixed interest rates in a low and/or declining interest rate environment when floating rates may be lower than fixed rates. The risks of such hedging are that interest rates increase above those that would have been incurred under existing fixed rate obligations.

UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES


     There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond the control of the Company. These estimates rely upon various assumptions, including assumptions required by the Commission as to constant oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. In addition, reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in any exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretations and judgment. As a result, estimates by different engineers often vary, and are subject to great uncertainty. This is particularly true as to proved undeveloped reserves, which are inherently less certain than proved developed reserves and which comprise a significant portion of the Company's proved reserves. In addition, the estimated future net revenue from proved reserves and the present value thereof are based on certain assumptions, including prices, future production levels and costs, that may not prove correct. Actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated by the Company. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves disclosed by the Company from time to time and may justify revisions of earlier estimates, and such revisions may be material. In addition, the Company's reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which are beyond the Company's control. In fiscal 1997, the six months ended December 31, 1997 and the three months ended March 31, 1998, revisions to the Company's proved reserves, the estimated future net revenues therefrom and the present value thereof contributed to $236 million, $110 million and $250 million impairments, respectively, of the Company's oil and gas properties. Based on NYMEX prices of $14.50 per Bbl and $2.00 per Mcf, the Company's estimated proved reserves as of March 31, 1998, pro forma for acquisitions completed during the quarter ended June 30, 1998, and the estimated evaluation of leasehold during the quarter ended June 30, 1998, the Company estimates it will record a full-cost ceiling writedown of between $225 million and $250 million as of June 30, 1998. Additional impairments of certain of the Company's other fixed assets located in the Louisiana Trend may be required at June 30, 1998. Such impairments, estimated to range from $10 million to $20 million, would result from lower than expected reserves and production throughput in gathering, transmission and processing facilities.


DRILLING AND OPERATING RISKS

     Oil and gas drilling activities are subject to numerous risks, many of which are beyond the Company's control. The Company's operations may be curtailed, delayed or canceled as a result of title problems, weather conditions, compliance with governmental requirements, mechanical difficulties and shortages or delays in the delivery of equipment. In addition, the Company's properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. Industry operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.

     The Company has been among the most active drillers of horizontal wells and may drill a significant number of deep horizontal wells in the future. The Company's horizontal drilling activities involve greater risk of mechanical problems than conventional vertical drilling operations.

     In accordance with customary industry practice, the Company maintains insurance against some, but not all, of the risks described above. There can be no assurance that any insurance will be adequate to cover losses or liabilities. The Company cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

GOVERNMENTAL REGULATION


     Oil and gas operations are subject to various federal, state and local governmental regulations which may be changed from time to time in response to economic or political conditions. From time to time, regulatory agencies have imposed price controls and limitations on production in order to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under Federal, state and local laws and regulations primarily relating to protection of human health and the environment. To date, expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant in relation to the results of operations of the Company. There can be no assurance that the trend of more expansive and stricter environmental legislation and regulations will not continue.


ENVIRONMENTAL RISKS


     The Company is subject to a variety of Federal, state and local governmental laws and regulations related to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous materials. These regulations subject the Company to increased operating costs and potential liability associated with the use and disposal of hazardous materials. Although these laws and regulations have not had a material adverse effect on the Company's financial condition or results of operations, there can be no assurance that the Company will not be required to make material expenditures in the future. Moreover, the Company anticipates that such laws and regulations will become increasingly stringent in the future, which could lead to material costs for environmental compliance and remediation by the Company.


     Any failure by the Company to obtain required permits for, control the use of, or adequately restrict the discharge of hazardous substances under present or future regulations could subject the Company to substantial liability or could cause its operations to be suspended. Such liability or suspension of operations could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The Company operates in a highly competitive environment. The Company competes with major and independent oil and gas companies for the acquisition of desirable oil and gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than those of the Company.

RELIANCE ON KEY PERSONNEL; CONFLICTS OF INTEREST

     The Company is dependent upon its Chief Executive Officer, Aubrey K. McClendon, and its Chief Operating Officer, Tom L. Ward. The unexpected loss of the services of either of these executive officers could have a detrimental effect on the Company. The Company maintains $20 million key man life insurance policies on the life of each of Messrs. McClendon and Ward.


     Messrs. McClendon and Ward, together with another executive officer of the Company, have rights to participate in wells drilled by the Company. Messrs. McClendon and Ward have elected to participate during all periods since the Company's initial public offering in 1993 with individual interests of between 1.0% and 1.5%. Such participation may result in substantial amounts owing to the Company, which indebtedness is without interest unless not paid in a timely manner. Additionally, in July 1998, the Company made a $5 million secured loan to each of Messrs. McClendon and Ward. Each loan is payable on or before December 31, 1998 with interest accruing at an annual rate of 9 1/8%, payable quarterly. Such transactions may create interests which conflict with those of the Company.


CONTROL BY CERTAIN STOCKHOLDERS


     At July 24, 1998, Aubrey K. McClendon, Tom L. Ward, the Aubrey K. McClendon Children's Trust and the Tom L. Ward Children's Trust beneficially owned an aggregate of 24,838,897 shares (including outstanding vested options) representing 25% of the Company's outstanding Common Stock, and members of the Company's Board of Directors and executive officers, including Messrs. McClendon and Ward and their respective children's trusts, beneficially owned an aggregate of 28,468,195 shares (including outstanding vested options), which represented 28% of the Company's outstanding Common Stock. As a result, Messrs. McClendon and Ward, together with executive officers and directors of the Company, are in a position to significantly influence matters requiring the vote or consent of the Company's stockholders.


ABSENCE OF A PUBLIC MARKET FOR THE PREFERRED STOCK


     The Preferred Stock is a new issue for which there is currently limited trading. Preferred Stock resold pursuant to this Prospectus will no longer be eligible for trading in the PORTAL market, although the Company intends to apply for listing of the Preferred Stock on the NYSE. The Company has been advised by the Initial Purchasers that they currently intend to make a market in the Preferred Stock; however, they are not obligated to do so and any such market-making activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Stock. If a market for such securities were to develop, such securities could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, the Company's operating results and the markets for similar securities, and such market may cease to continue at any time.

                                USE OF PROCEEDS

     The Selling Shareholders, not the Company, will receive all proceeds from the sale of the Shares.

                      RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

     Following is the ratio of earnings to combined fixed charges and preferred stock dividends for the periods presented:

                               SIX MONTHS
     THREE MONTHS                ENDED
   ENDED MARCH 31,            DECEMBER 31,                   YEARS ENDED JUNE 30,
   ----------------          --------------          ------------------------------------
   1998       1997           1997      1996          1997    1996    1995    1994    1993
   -----      -----          ----      ----          ----    ----    ----    ----    ----
     --       4.4x             --      3.2x            --    2.4x    2.9x    2.3x      --

     For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings are defined as income (loss) of the Company and its subsidiaries from continuing operations before income taxes, extraordinary items and fixed charges. Fixed charges consist of interest (whether expensed or capitalized) and amortization of debt expense and discount or premiums relating to any indebtedness. Earnings were insufficient to cover fixed charges by $258.8 million for the three months ended March 31, 1998, $36.7 million for the six months ended December 31, 1997, $193.3 million in fiscal 1997 and $656,000 in fiscal 1993. Pro forma for the Company's sale of the Preferred Stock on April 22, 1998 and the contemporaneous sale of $500 million aggregate principal amount of its 9 5/8% Senior Notes due 2005 and the application of the proceeds therefrom, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $597.7 million for the twelve months ended March 31, 1998.

                              SELLING SHAREHOLDERS

     The following table sets forth the name of each of the Selling Shareholders, the number of shares of Preferred Stock beneficially owned by each Selling Shareholder prior to the offering and offered hereby, the percentage of the outstanding Preferred Stock beneficially owned by each Selling Shareholder prior to the offering, the number of shares of Common Stock beneficially owned by each Selling Stockholder prior to the offering and the percentage of the outstanding Common Stock beneficially owned by each Selling Shareholder prior to the offering. Only the shares of Common Stock issuable upon conversion of the Preferred Stock are offered hereby. Except as otherwise indicated in the notes, no Selling Shareholder will own any shares of Preferred Stock or Common Stock once the shares offered hereby are sold. As of the date of this Prospectus, no shares of Common Stock had been issued as the result of any conversion or exchange of any Preferred Stock.

                                                PREFERRED STOCK                     COMMON STOCK
                                         ------------------------------    -------------------------------
                                         NUMBER OF    PERCENT OF SHARES    NUMBER OF     PERCENT OF SHARES
      NAME OF SELLING SHAREHOLDER        SHARES(1)     OUTSTANDING(2)      SHARES(3)      OUTSTANDING(4)
      ---------------------------        ---------    -----------------    ---------     -----------------
Abbott Laboratories Annuity Retirement
  Plan.................................       680              *               4,892         *
Alliance Capital Management............    20,000              *             143,884         *
American Investors Life Insurance
  Company, Inc.........................    30,000              *             215,827         *
American Skandia Trust -- AST Putnam
  Balanced Portfolio...................       105              *                 755         *
Ameritech Corporation Pension Plan.....     1,560              *              11,223         *
ARBCO Associates, L.P..................    10,000              *              71,942         *
Argent Classic Convertible Arbitrage
  Fund (Bermuda), L.P..................    17,500              *             125,899         *
Argent Classic Convertible Arbitrage
  Fund L.P.............................    17,500              *             125,899         *

                                                PREFERRED STOCK                     COMMON STOCK
                                         ------------------------------    -------------------------------
                                         NUMBER OF    PERCENT OF SHARES    NUMBER OF     PERCENT OF SHARES
      NAME OF SELLING SHAREHOLDER        SHARES(1)     OUTSTANDING(2)      SHARES(3)      OUTSTANDING(4)
      ---------------------------        ---------    -----------------    ---------     -----------------
Arkansas Public Employees Retirement
  System...............................    14,000              *             100,719         *
Associated Electric & Gas Insurance
  Services Limited.....................    10,000              *              71,942         *
Atlas Strategic Income Fund............     1,000              *               7,194         *
Baltimore Gas & Electric Company.......    10,000(5)           *              71,942         *
Blue Cross Blue Shield Michigan
  Foundation...........................     2,000              *              14,388         *
Christian Science Trustees for Gifts
  and Endowments.......................     2,850              *              20,503         *
Chrysler Corporation Master Retirement
  Trust................................    15,200(6)           *             109,352         *
Chrysler Corporation Master Retirement
  Trust Seth Sub Account...............    10,000              *              71,942         *
City of Richmond, Virginia.............     2,000              *              14,388         *
Combined Insurance Company of America..     3,800(6)           *              27,338         *
Dana Farber Cancer Institute...........       140              *               1,007         *
Dean Witter Convertible Securities
  Trust................................   100,000           2.17%            719,424         *
Declaration of Trust for the Defined
  Benefit Plans of ZENECA Holdings
  Inc..................................     7,500              *              53,956         *
Declaration of Trust for the Defined
  Benefit Plans of ICI American
  Holdings Inc.........................    11,700              *              84,172         *
Delaware State Employees' Retirement
  Fund.................................    42,500              *             305,755         *
Delta Air Lines Master Trust...........     6,300(6)           *              45,323         *
Detroit Edison Company.................    10,000              *              71,942         *
Detroit Medical Center.................    10,800              *              77,697         *
Donaldson, Lufkin & Jenrette Securities
  Corporation(7).......................   170,100           3.70%          1,223,741       1.23%
Dow Employees Retirement Trust.........     8,000(8)           *              57,553         *
Employees Retirement Plan of Agway,
  Inc..................................       465              *               3,345         *
Employers Reinsurance Corp.............    27,500              *             197,841         *
Equitable Life Assurance...............    70,000              *             503,597         *
EquiTrust Series Fund, Inc. -- Managed
  Portfolio(9).........................    26,000              *             187,050         *
EquiTrust Series Fund, Inc. -- Value
  Growth Portfolio(9)..................    25,000              *             179,856         *
EquiTrust Variable Insurance Series
  Fund -- Managed Portfolio(9).........    26,000              *             187,050         *
EquiTrust Variable Insurance Series
  Fund -- Value Growth Portfolio(9)....    13,000              *              93,525         *
Farm Bureau Mutual Insurance
  Company(9)...........................    20,000              *             143,884         *
Fetzer Institute.......................     1,000              *               7,194         *
Fidelity Advisor Series II:
  Fidelity Advisor High Yield
     Fund(10)..........................    45,000              *             323,741         *
Fidelity Capital Trust: Fidelity Value
  Fund(10).............................    99,000           2.15%            712,230         *

                                                PREFERRED STOCK                     COMMON STOCK
                                         ------------------------------    -------------------------------
                                         NUMBER OF    PERCENT OF SHARES    NUMBER OF     PERCENT OF SHARES
      NAME OF SELLING SHAREHOLDER        SHARES(1)     OUTSTANDING(2)      SHARES(3)      OUTSTANDING(4)
      ---------------------------        ---------    -----------------    ---------     -----------------
Fidelity Fixed-Income Trust: Fidelity
  High Income Fund(10).................    36,600              *             263,309         *
Fidelity Management Trust Company on
  behalf of accounts managed by
  it(11)...............................    15,400              *             110,791         *
First Church of Christ, Scientist --
  Endowment............................     3,400              *              24,460         *
General Motors Corporation.............    31,000(8)           *             223,021         *
General Motors Employees Domestic Group
  Trust................................   154,075           3.35%          1,108,453       1.10%
General Motors Investment Management
  Corp.................................   160,000           3.48%          1,151,079       1.15%
Glacier Water Services, Inc............    10,000              *              71,942         *
Gruber & McBaine International.........     1,000              *               7,194         *
Halliburton Company....................    10,000              *              71,942         *
High Yield Portfolio...................    33,300              *             239,568         *
Hillside Capital Incorporated Corporate
  Account..............................     4,000              *              28,776         *
Houston Municipal Employees Retirement
  Fund.................................    10,000              *              71,942         *
Hudson River High Yield................    70,000           1.52%            503,597         *
IBM Retirement Fund....................    10,000              *              71,942         *
IDS Life Income Advantage Fund.........    10,000              *              71,942         *
Kayne, Anderson Non-Traditional
  Investments, L.P.....................    15,000              *             107,913         *
Kayne, Anderson Offshore Limited.......     5,000              *              35,971         *
Lafayette College......................     8,000              *              57,553         *
Lagunitas Partners, LP.................     4,000              *              28,776         *
L.B. Series Fund, Inc., High Yield
  Portfolio............................    69,000           1.50%            496,402         *
Lincoln National Global Asset
  Allocation fund, Inc.................       235              *               1,690         *
Loomis Sayles Bond Fund................    45,000(5)           *             323,741         *
Loomis Sayles Fixed Income Fund........     5,000(8)           *              35,971         *
Loomis Sayles High Yield Fund..........     3,500(8)           *              25,179         *
Lutheran Brotherhood High Yield Fund...    46,000           1.00%            330,935         *
Maine State Retirement System..........    20,000(5)           *             143,884         *
Mainstay Convertible Fund..............    55,000           1.20%            395,683         *
Mainstay Strategic Value...............     5,000              *              35,971         *
Massachusetts Mutual Life Insurance
  Company(12)..........................    48,955           1.06%            352,194         *
MassMutual High Yield Partners, LLC....    19,590              *             140,935         *
MassMutual Corporate Value Partners
  Limited..............................    19,600              *             141,007         *
MassMutual Corporate Investors.........     6,855              *              49,316         *
Maxim Corporate Bond Fund..............     2,500              *              17,985         *
Merrill Lynch World Income Fund,
  Inc..................................     5,000              *              35,971         *
Merrill Lynch Multinational Investment
  Portfolio Equity/Convertible Series
  Portfolio (Offshore Fund)............     3,000              *              21,582         *
Merrill Lynch Convertible Fund, Inc....    12,000              *              86,330         *

                                                PREFERRED STOCK                     COMMON STOCK
                                         ------------------------------    -------------------------------
                                         NUMBER OF    PERCENT OF SHARES    NUMBER OF     PERCENT OF SHARES
      NAME OF SELLING SHAREHOLDER        SHARES(1)     OUTSTANDING(2)      SHARES(3)      OUTSTANDING(4)
      ---------------------------        ---------    -----------------    ---------     -----------------
Metropolitan Insurance Company/LS High
  Yield Series.........................     6,000(13)          *              43,165         *
Metropolitan Life Insurance Company....    12,500(8)           *              89,928         *
Metropolitan Life Insurance Company
  Separate Account 235.................     3,500              *              25,179         *
Metropolitan Life Insurance Company
  Separate Account 242.................     1,000              *               7,194         *
Minneapolis Teachers Retirement Fund...     5,000              *              35,971         *
Mobil Oil Corporation..................       680              *               4,892         *
Motors Insurance Corp..................    20,000              *             143,884         *
NationsBanc Montgomery Securities
  LLC..................................    20,000              *             143,884         *
New England Strategic Income Fund......    25,000              *             179,856         *
New York City Board of Education.......     1,500              *              10,791         *
New York City Employees Retirement
  Plan.................................    10,000(8)           *              71,942         *
New York City Firemen's Retirement
  Plan.................................     2,500(8)           *              17,985         *
New York City Police Retirement Plan...     2,500(8)           *              17,985         *
New York Life Separate Account #7......    35,000              *             251,798         *
New York State Electric & Gas Company..    15,000(13)          *             107,913         *
OCM Convertible Trust..................    18,300(6)        1.11%            131,654         *
Offense Group Associates, L.P..........    20,000              *             143,884         *
Oppenheimer Champion Income Fund.......    32,000              *             230,215         *
Oppenheimer High Income Fund...........    14,000              *             100,719         *
Oppenheimer High Yield Fund............    56,000           1.22%            402,877         *
Oppenheimer Strategic Bond Fund........     2,000              *              14,388         *
Oppenheimer Strategic Income Fund......    85,000           1.85%            611,510         *
Orange County Employees Retirement
  System...............................    12,500(8)           *              89,928         *
Paloma Securities, LLC.................    27,500              *             197,841         *
Partners Healthcare System.............     4,000(13)          *              28,776         *
Prudential High Yield Fund Inc.(14)....   110,000           2.39%            791,366         *
Prudential Series Fund, Inc., High
  Yield Bond Portfolio(14).............    20,000              *             143,884         *
Prudential Variable Contract Account --
  Investment Fund......................   146,100           3.18%          1,051,079       1.00%
Prudential Variable Contract
  Account -- 2.........................    86,700           1.88%            623,741         *
Prudential Variable Contract
  Account -- 10........................    67,200           1.46%            483,453         *
Putnam Asset Allocation
  Funds -- Balanced Portfolio..........     1,810              *              13,021         *
Putnam Asset Allocation Funds --
  Conservative Portfolio...............       600              *               4,316         *
Putnam Asset Allocation Funds -- Growth
  Portfolio............................       770              *               5,539         *
Putnam Balanced Retirement Fund........       235              *              32,690(15)     *
Putnam Convertible Opportunities and
  Income Trust.........................       560              *               4,028         *

                                                PREFERRED STOCK                     COMMON STOCK
                                         ------------------------------    -------------------------------
                                         NUMBER OF    PERCENT OF SHARES    NUMBER OF     PERCENT OF SHARES
      NAME OF SELLING SHAREHOLDER        SHARES(1)     OUTSTANDING(2)      SHARES(3)      OUTSTANDING(4)
      ---------------------------        ---------    -----------------    ---------     -----------------
Putnam Diversified Income Trust........    25,210              *             181,366         *
Putnam Funds Trust -- Putnam High Yield
  Total Return Fund....................       550              *               3,956         *
Putnam Funds Trust -- Putnam High Yield
  Trust II.............................     4,195              *              30,179         *
Putnam High Income Convertible and Bond
  Fund.................................  590.....              *               4,244         *
Putnam High Yield Advantage Fund.......    53,640           1.17%            385,899         *
Putnam High Yield Fixed Income Fund,
  LLC..................................       935              *               6,726         *
Putnam High Yield Managed Trust........     4,195              *              30,179         *
Putnam High Yield Trust................    48,340           1.05%            347,769         *
Putnam Income Fund.....................     2,695              *              19,388         *
Putnam Managed High Yield Trust........     1,195              *               8,597         *
Putnam Master Income Trust.............     2,290              *              16,474         *
Putnam Premier Income Trust............     5,750              *              41,366         *
Putnam Strategic -- Income Fund........       870              *               6,258         *
Putnam Variable Trust -- PVT
  Diversified Income Fund..............     2,910              *              20,935         *
Putnam Variable Trust -- PVT Global
  Asset Allocation Fund................       515              *               3,705         *
Putnam Variable Trust -- PVT High Yield
  Fund.................................    11,670              *              83,956         *
Raytheon...............................    12,500(5)           *              89,928         *
Raytheon Company Master Pension
  Trust................................     7,800(6)           *              56,115         *
Salomon Brothers Total Return Fund.....    12,500              *              89,928         *
Security Insurance Company of
  Hartford.............................    20,000              *             143,884         *
Starvest Discretionary Portfolio.......    10,000              *              71,942         *
State of Connecticut Combined
  Investment Funds.....................    16,100(6)        1.13%            115,827         *
State of Oregon Equity.................    90,000           1.96%            647,482         *
Strategic Global Fund -- High Yield
  Fixed Income (Putnam) Fund...........       750              *               5,395         *
Summer Hill Global Partners L.P........       975              *               7,014         *
The George Putnam Fund of Boston.......     1,675              *             236,050(16)     *
The Northwestern Mutual Life Insurance
  Company..............................    80,000(17)        1.7%            575,539         *
Thermo Electron Balanced Investment
  Fund.................................    13,000              *              93,525         *
Toronto Dominion (New York), Inc.......    98,700           2.15%            710,071         *
Tower Foundation.......................     1,500              *              10,791         *
Travelers Series Fund, Inc. -- Putnam
  Diversified Income Portfolio.........       635              *               4,568         *
Turnberry Capital Management, L.P......    50,000           1.09%          2,645,512(18)   2.46%
United Association of Plumbers and Pipe
  Fitters..............................     4,700              *              33,812         *
United Technologies....................    25,000(5)           *             179,856         *
Vanguard Convertible Securities Fund,
  Inc..................................    12,500(6)           *              89,928         *

                                                PREFERRED STOCK                     COMMON STOCK
                                         ------------------------------    -------------------------------
                                         NUMBER OF    PERCENT OF SHARES    NUMBER OF     PERCENT OF SHARES
      NAME OF SELLING SHAREHOLDER        SHARES(1)     OUTSTANDING(2)      SHARES(3)      OUTSTANDING(4)
      ---------------------------        ---------    -----------------    ---------     -----------------
Van Kampen American Capital Convertible
  Securities Fund(19)..................    12,300              *              88,489         *
Van Kampen Harbor Fund(19).............    76,800           1.67%            552,517         *
Variable Insurance Products Fund:
  High Income Portfolio(10)............    63,700           1.38%            458,273         *
World Bank.............................     7,500(5)           *              53,956         *


---------------
  *  Less than 1%
 (1) Unless otherwise noted, the information set forth is as of June 1, 1998.
 (2) Based upon 4,600,000 shares of Preferred Stock outstanding as of June 1, 1998.

 (3) Assumes conversion of the full amount of Preferred Stock held by each holder at the initial rate of $6.95 of liquidation preference per share (equivalent to a conversion rate of approximately 7.1942 shares of Common Stock per share of Preferred Stock). Under the terms of the Certificate of Designation for the Preferred Stock, fractional shares will not be issued upon conversion of the Preferred Stock; cash will be paid in lieu of fractional shares, if any.


 (4) Based on 99,097,700 shares of Common Stock outstanding as of July 24, 1998, treating as outstanding the number of shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Preferred Stock, but not assuming the conversion of the Preferred Stock of any other holder.



 (5) As of July 9, 1998.



 (6) As of June 29, 1998.



 (7) Donaldson, Lufkin & Jenrette Securities Corporation was an Initial Purchaser in the Preferred Stock Offering.



 (8) As of June 30, 1998.



 (9) EquiTrust Investment Management Services, Inc., as investment advisor to EquiTrust Series Fund, Inc. -- Managed Portfolio, EquiTrust Series Fund, Inc. -- Value Growth Portfolio, EquiTrust Variable Insurance Series
     Fund -- Managed Portfolio, EquiTrust Variable Insurance Series
     Fund -- Value Growth Portfolio and Farm Bureau Mutual Insurance Company, has discretionary authority to make investment decisions with respect to each such Selling Shareholder's portfolio. EquiTrust Investment Management Services, Inc. disclaims beneficial ownership of the Preferred and Common Stock. Information is as of July 10, 1998.



(10) The Selling Shareholder is advised by Fidelity Management & Research Company ("FMR Co."), which is a wholly-owned subsidiary of FMR Corp. ("FMR"). Information is as of July 3, 1998.



(11) Shares are owned directly by various private investment accounts, primarily employee benefit plans, for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR. Information is as of July 3, 1998.



(12) The Trustees of the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the "Plan") and Massachusetts Mutual Life Insurance Company ("MassMutual") have entered into an immediate participation group annuity contract with guaranties pursuant to which MassMutual holds $3,145,898 of the Plan's assets in investment accounts.



(13) As of June 16, 1998.



(14) The Prudential Investment Corporation, as investment advisor to Prudential High Yield Fund, Inc.; Prudential Series Fund, Inc. and High Yield Bond Portfolio, has discretionary authority to make investment decisions with respect to each such Selling Shareholder's portfolio. The Prudential Investment Corporation disclaims beneficial ownership of the Preferred Stock and Common Stock. Information is as of June 4, 1998.



(15) Includes 31,000 shares of Common Stock owned by Putnam Balanced Retirement Fund.



(16) Includes 224,000 shares of Common Stock owned by The George Putnam Fund of Boston.

(17) Includes 10,000 shares of Preferred Stock held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account. Information is as of July 10, 1998.



(18) Includes 2,285,800 shares of Common Stock owned by Turnberry Capital Management, L.P.



(19) Van Kampen American Capital Asset Management, Inc., as investment advisor of Van Kampen American Capital Convertible Securities Fund and Van Kampen American Capital Harbor Fund, has discretionary authority to make investment decisions with respect to each such Selling Shareholder's portfolio. An affiliate of such Selling Shareholders, Morgan Stanley & Co. Incorporated, was an Initial Purchaser in the Preferred Stock Offering.


     None of the Selling Shareholders listed above has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as set forth in the notes above.


     Because the Selling Shareholders may offer all or some portion of the above shares pursuant to this Prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the Selling Shareholders upon termination of any such sale. In addition, the Selling Shareholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since the date indicated in transactions exempt from the registration requirements of the Securities Act. The Selling Shareholders may sell all, part or none of the securities listed above.


     On April 22, 1998, the Company and the Initial Purchasers entered into an agreement (the "Registration Rights Agreement") pursuant to which the Shares offered hereby have been registered for resale.

     The Company may require the holders of Preferred Stock covered by the Registration Statement to temporarily suspend use of the Registration Statement to sell the Shares (i) for up to 60 days in any twelve-month period if the Company determines in good faith, as evidenced by a resolution of its Board of Directors, that (a) sales under the Registration Statement would require the disclosure of material information which the Company has a bona fide business purpose for preserving as confidential, or (b) such disclosure would impede the Company's ability to consummate a material transaction; (ii) upon the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; or (iii) upon the discovery of any fact or the happening of any event that makes any statement of a material fact made in the Registration Statement, this Prospectus, any amendment or supplement thereto or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     If the Registration Statement ceases to be effective or useable in connection with resales of the Shares without being succeeded (a) within five business days by a post-effective amendment to the Registration Statement that cures such failure and that is itself declared effective within ten days of filing such post-effective amendment to the Registration Statement or (b) within 20 days by the filing of an Exchange Act report incorporated by reference in the Registration Statement that cures such failure (each such event, a "Registration Default"), then the Company will be required to pay to each holder of Transfer Restricted Securities (as defined), accruing the date of the first such Registration Default, liquidated damages in an amount equal to one-half of one percent (0.5%) per annum of the liquidation preference amount of the Transfer Restricted Securities held by such holder during the first 90-day period immediately following the occurrence of the first such Registration Default, increasing by an additional one-half of one percent (0.5%) per annum of the liquidation preference amount of such Transfer Restricted Securities during each subsequent 90-day period, up to a maximum amount of liquidated damages equal to two percent (2.0%) per annum of the liquidation preference of such Transfer Restricted Securities, which provision for liquidated damages will continue until such Registration Default has been cured. The Company will not be required to pay Liquidated Damages for more than one Registration Default at any given time. Liquidated damages accrued as of any dividend payment date will be payable on such date.

     This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of such Registration Rights Agreement.

                         DESCRIPTION OF PREFERRED STOCK

     The following summary of the terms of Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Certificate of Designation for the 7% Cumulative Convertible Preferred Stock of the Company (the "Certificate of Designation"), a copy of which has been filed in the Office of the Secretary of State of Oklahoma and as an exhibit to the Registration Statement.

GENERAL


     Under the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the Company's Board of Directors is authorized, without further stockholder action, to issue up to 10,000,000 shares of preferred stock, par value $.01 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. The Certificate of Designation for the Preferred Stock authorizes the issuance of 4,600,000 shares of Preferred Stock, all of which are issued and outstanding. The Board of Directors has also authorized the issuance of 250,000 shares of Series A Junior Participating Preferred Stock in connection with the adoption of the Company's share rights plan in July 1998. See "Description of Capital Stock." None of such shares are outstanding.


     The Preferred Stock is, and any Common Stock issued upon the conversion or exchange of Preferred Stock will be, fully paid and nonassessable. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of both the Preferred and Common Stock is UMB Bank, N.A.

RANKING


     The Preferred Stock, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, ranks (i) senior to all classes of Common Stock of the Company and to each other class of capital stock or series of preferred stock established after April 22, 1998, the issue date of the Preferred Stock (the "Issue Date"), by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company;
(ii) subject to certain conditions, on a parity with any class of capital stock or series of preferred stock issued by the Company established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company; and (iii) subject to certain conditions, junior to each class of capital stock or series of preferred stock issued by the Company established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company.


DIVIDENDS

     Holders of the Preferred Stock will be entitled to receive cumulative annual cash dividends of $3.50 per share, payable quarterly in arrears out of assets legally available therefor, on February 1, May 1, August 1 and November 1 of each year commencing August 1, 1998, when, as and if declared by the Board of Directors. Dividends will accumulate and be cumulative (whether or not declared) from the Issue Date. Dividends will be payable to holders of record as they appear on the Company's stock register on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Company's Board of Directors. Dividends payable on the Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable on the Preferred Stock for any period less than a full dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     No dividends or other distributions (other than a dividend or distribution payable solely in stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation and cash in lieu of fractional shares) may be declared, made or paid or set apart for payment upon the Common Stock or upon any other stock of the Company ranking junior to or pari passu with the Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Company ranking junior to or pari passu with the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation) unless full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Preferred Stock and any other preferred stock ranking pari passu with the Preferred Stock as to dividends, dividends may be declared and paid on the Preferred Stock and such other preferred stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such other preferred stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Preferred Stock and such other preferred stock bear to each other; provided, that if such dividends are paid in cash on the other preferred stock, dividends will also be paid in cash on the Preferred Stock. Holders of shares of the Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments which may be in arrears.

     The holders of shares of Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payment on those shares (except that holders of shares called for redemption on a redemption date between the record date and the dividend payment date will be entitled to receive such dividend on such redemption date) on the corresponding dividend payment record date notwithstanding the subsequent conversion thereof or the Company's default in payment of the dividend due on that dividend payment date. However, shares of Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the close of business on the day immediately preceding the applicable dividend payment record date (except for shares called for redemption on a redemption date during that period) must be accompanied by payment of an amount equal to the dividend payable on the shares on that dividend payment record date. A holder of shares of Preferred Stock on a dividend payment record date who (or whose transferee) tenders any shares for conversion on a dividend payment record date will receive the dividend payable by the Company on the Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock of conversion. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon conversion.


     The Company's ability to declare and pay cash dividends and make other distributions with respect to its capital stock, including the Preferred Stock, is limited by provisions contained in various financing agreements. Similarly, the Company's ability to declare and pay dividends may be limited by applicable Oklahoma law. See "Risk Factors -- Ability of the Company to Pay Cash Dividends."


LIQUIDATION PREFERENCE

     In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company, the holders of the Preferred Stock will be entitled to receive and to be paid out of the Company's assets available for distribution to its stockholders, before any payment or distribution is made to holders of Common Stock or any other class or series of stock of the Company ranking junior to the Preferred Stock upon liquidation, a liquidation preference in the amount of $50 per share of the Preferred Stock, plus accrued and unpaid dividends thereon. If upon any voluntary or involuntary dissolution, liquidation or winding up of the Company, the amounts payable with respect to the liquidation preference of the Preferred Stock and any other shares of stock of the Company ranking as to any such distribution pari passu with the Preferred Stock are not paid in full, the holders of the Preferred Stock and of such other shares will share pro rata in proportion to the full distributable amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale of all or substantially all of the property or business of the Company (other than in connection with the winding up of its business), nor the merger or consolidation of the Company into or with any other corporation, will be deemed to be dissolution, liquidation or winding up, voluntary or involuntary, of the Company.

OPTIONAL REDEMPTION

     The Preferred Stock is not subject to any sinking fund or other similar provisions. The Preferred Stock may not be redeemed prior to May 1, 2001. On or after May 1, 2001, the Preferred Stock may be redeemed, in whole or in part, at the option of the Company, in cash, by delivery of fully paid and nonassessable shares of Common Stock or a combination thereof, upon not less than 30 days' notice nor more than 60 days' notice, during the twelve-month periods commencing on May 1 of the years indicated below, at the following redemption prices per share, plus in each case all accrued and unpaid dividends due thereon to the redemption date:

                                                            REDEMPTION
                                                            PRICE PER
                           YEAR                               SHARE
                           ----                             ----------
2001......................................................    $52.45
2002......................................................     52.10
2003......................................................     51.75
2004......................................................     51.40
2005......................................................     51.05
2006......................................................     50.70
2007......................................................     50.35
2008 and thereafter.......................................     50.00

     In the event that fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata.

     From and after the applicable redemption date (unless the Company shall be in default of payment of the redemption price), dividends on the shares of the Preferred Stock to be redeemed on such redemption date shall cease to accrue, said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price) will cease.

     If any dividends on the Preferred Stock are in arrears, no shares of the Preferred Stock will be redeemed unless all outstanding shares of the Preferred Stock are simultaneously redeemed.

VOTING RIGHTS


     The holders of the Preferred Stock have no voting rights except as set forth below or as otherwise required by law from time to time.


     If the dividends payable on the Preferred Stock are in arrears for six quarterly periods, the holders of the Preferred Stock voting separately as a class with the shares of any other preferred stock or preference securities having similar voting rights will be entitled at the next regular or special meeting of stockholders of the Company to elect two directors of the Company (such voting rights and the terms of the directors so elected to continue until such time as the dividend arrearage on the Preferred Stock has been paid in full). The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock will be required for the issuance of any class or series of stock (or security convertible into stock) of the Company ranking pari passu or senior to the Preferred Stock as to dividends, liquidation rights or voting rights and for amendments to the Company's Certificate of Incorporation that would affect adversely the rights of holders of the Preferred Stock, including, without limitation, any increase in the authorized number of shares of preferred stock. In all such cases, each share of Preferred Stock shall be entitled to one vote.

CONVERSION RIGHTS

     The Preferred Stock will be convertible at any time at the option of the holder thereof into such number of whole shares of Common Stock as is equal to the aggregate liquidation preference, plus accrued and unpaid dividends thereon to the date the shares of Preferred Stock are surrendered for conversion, divided by an initial conversion price of $6.95, subject to adjustment as described below (such price or adjusted price being referred to as the "Conversion Price"). A share of Preferred Stock called for redemption will be convertible into shares of Common Stock up to and including but not after, unless the Company defaults in the payment of the amount payable upon redemption, the close of business on the date fixed for redemption.

     No fractional shares of Common Stock or securities representing fractional shares of Common Stock will be issued upon conversion. Any fractional interest in a share of Common Stock resulting from conversion will be paid in cash based on the last reported sale price of the Common Stock on the NYSE (or such other national securities exchange or authorized quotation system on which the Common Stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock) at the close of business on the trading day next preceding the date of conversion.

     The Conversion Price is subject to adjustment (in accordance with formulas set forth in the Certificate of Designation) in certain events, including (i) any redemption payment or payment of a dividend (or other distribution) payable in shares of Common Stock on any class of capital stock of the Company (other than the issuance of shares of Common Stock in connection with the payment in redemption for, or of dividends on or the conversion of Preferred Stock), (ii) any issuance to all holders of shares of Common Stock of rights, options or warrants entitling them to subscribe for or purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock at less than the Market Value for the period ending on the date of issuance; provided, however, that no adjustment shall be made with respect to such a distribution if the holder of shares of Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Preferred Stock into Common Stock and provided further, that if such options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur, (iii) any subdivision, combination or reclassification of the Common Stock, (iv) any dividend or distribution to all holders of shares of Common Stock (other than a dividend or distribution referred to above) made pursuant to any shareholder rights plan, "poison pill" or similar arrangement and excluding regular dividends and distributions paid exclusively in cash and dividends payable upon the Preferred Stock, (v) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (iv) above, or cash distributed upon a merger or consolidation to which the second succeeding paragraph applies) to all holders of shares of Common Stock in an aggregate amount that, combined together with (a) all other such all-cash distributions made within the then-preceding 12-months in respect of which no adjustment has been made and (b) any cash and the fair market value of other consideration paid or payable in respect of any tender offer by the Company or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12-months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (defined as the product of the then-current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, (vi) the completion of a tender or exchange offer made by the Company or any of its subsidiaries for shares of Common Stock that involves an aggregate consideration that, together with (a) any cash and other consideration payable in a tender or exchange offer by the Company or any of its subsidiaries for shares of Common Stock expiring within the then-preceding 12-months in respect of which no adjustment has been made and (b) the aggregate amount of any such all-cash distributions referred to in (v) above to all holders of shares of Common Stock within the then-preceding 12-months in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender offer or (vii) a distribution to all holders of Common Stock consisting of evidences of indebtedness, shares of capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above). No adjustment of the Conversion Price will be required to be made until the cumulative adjustments (whether or not made) amount to 1.0% or more of the Conversion Price as last adjusted. The Company reserves the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in the Conversion Price, the Company will comply with the requirements of securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

     In the event that the Company distributes rights or warrants (other than those referred to in (ii) in the preceding paragraph) pro rata to holders of shares of Common Stock, so long as any such rights or warrants have not expired or been redeemed by the Company, the holder of any Preferred Stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number or shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants and (ii) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions applicable to the rights or warrants. The Conversion Price will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

     In case of any reclassification, consolidation or merger of the Company with or into another person or any merger of another person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company (computed on a consolidated basis), each share of Preferred Stock then outstanding will, without the consent of any holder of Preferred Stock, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Preferred Stock was convertible immediately prior thereto, after giving effect to any adjustment event.

     In the case of any distribution by the Company to its stockholders of substantially all of its assets, each holder of Preferred Stock will participate pro rata in such distribution based on the number of shares of Common Stock into which such holder's shares of Preferred Stock would have been convertible immediately prior to such distribution.

CHANGE OF CONTROL


     Notwithstanding the foregoing, upon a Change of Control (as defined below), holders of Preferred Stock shall, in the event that the Market Value at such time is less than the Conversion Price, have a one time option to convert all of their outstanding shares of Preferred Stock into shares of Common Stock at an adjusted Conversion Price equal to the greater of (i) the Market Value as of the Change of Control Date and (ii) $3.66, which is 66 2/3% of the Market Value for the period ended April 16, 1998. Such option shall be exercisable during a period of not less than 30 days nor more than 60 days commencing on the third business day after notice of the Change of Control is given by the Company in the manner specified. In lieu of issuing the shares of Common Stock issuable upon conversion in the event of a Change of Control, the Company may, at its option, make a cash payment equal to the Market Value determined for the period ending on the Change of Control Date of such Common Stock otherwise issuable.

     The Company's Certificate of Designation defines "Change of Control" as any of the following events: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to Permitted Holders; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act as in effect on the original date of issuance of the Preferred Stock), other than Permitted Holders, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act as in effect on the original date of issuance of the Preferred Stock, except that such Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 50% of the aggregate voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the original date of issuance of the Preferred Stock), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this definition, such other Person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person is the beneficial owner (as defined above), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation); or
(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office. For purposes of the definition of "Change of Control," the term "Permitted Holders" means Aubrey K. McClendon and Tom L. Ward and their respective Affiliates.

     The phrase "all or substantially all" of the assets of the Company is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of "all or substantially all" of the assets of the Company.

BOOK ENTRY; DTC

     DTC acts as securities depositary for the shares of Preferred Stock offered hereby. The Preferred Stock is registered in the name of Cede & Co. (as nominee for DTC) and is represented by one or more fully-registered global certificates deposited with DTC (collectively, the "Global Certificate").

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the shares of Preferred Stock represented by a Global Certificate.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange and the National Association of Securities

Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

     Purchases of shares of Preferred Stock within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Stock on DTC's records. The ownership interest of each actual purchaser of a share of Preferred Stock ("Beneficial Owner") is in turn recorded on the Direct or Indirect Participant's records. Beneficial Owners will receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased the Preferred Stock. Transfers of ownership interests in the Preferred Stock are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Stock, except upon a resignation of DTC or upon a decision by the Company to discontinue the book-entry system for the Preferred Stock.

     To facilitate subsequent transfers, all the Preferred Stock deposited by Participants with DTC is registered in the name of DTC's nominee, Cede & Co. The deposit of shares of Preferred Stock with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Stock; DTC's records reflect only the identity of the Direct Participants to whose accounts such shares of Preferred Stock are credited, which may or may not be the Beneficial Owners. The Participants are responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.


     Redemption notices with respect to the shares of Preferred Stock will be sent to Cede & Co. If less than all of the shares of Preferred Stock are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such securities to be redeemed.



     Although voting with respect to the Preferred Stock is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the Preferred Stock. Under its usual procedures, DTC would mail an "Omnibus Proxy" (i.e., a proxy conferring on Direct Participants the right to vote as their interests appear) to the Direct Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Stock is credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company believes that the arrangements among DTC, Direct and Indirect Participants and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a Direct Participant.


     Cash distribution payments on the shares of Preferred Stock are made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and are the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner in a Global Certificate will not be entitled to receive physical delivery of shares of Preferred Stock. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Stock, including elections as to form of payment.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Stock at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates representing the shares of Preferred Stock will be printed and delivered. If the Company decides to discontinue use of the system of book-entry transfers through DTC (or a successor depositary), certificates representing the shares of Preferred Stock will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.


                          DESCRIPTION OF CAPITAL STOCK



     The summary of the terms of the capital stock of the Company set forth below does not purport to be complete and is qualified by reference to the Company's Certificate of Incorporation and its Bylaws. Copies of the Company's Certificate of Incorporation and Bylaws are available from the Company upon request.



     The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, of which 4,600,000 shares have been designated the Preferred Stock offered hereby and 250,000 shares have been designated the Series A Junior Participating Preferred Stock ("Series A Preferred Stock"). As of July 24, 1998, the issued and outstanding capital stock of the Company consisted of 99,097,700 shares of Common Stock and 4,600,000 shares of Preferred Stock. No shares of Series A Preferred Stock are currently outstanding. Also, an additional 12,044,024 shares of Common Stock were reserved for issuance upon the exercise of outstanding options granted under the Company's stock option plans.



COMMON STOCK


     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock (including the Preferred Stock), holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of a liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock (including the Preferred Stock).


     Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. All of the outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon the conversion or redemption of the Preferred Stock, will be duly authorized, validly issued, fully paid and nonassessable.



PREFERRED STOCK



     The Preferred Stock offered hereby is described under "Description of Preferred Stock." The Series A Preferred Stock is described below under "-- Anti-Takeover Provisions -- Share Rights Plan."



     The Company has 4,150,000 shares of authorized preferred stock which are undesignated. The Board of Directors is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue shares of preferred stock from time to time in one or more new series as from time to time designated. Each such series of preferred stock would have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights.

     While providing desirable flexibility in connection with possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company.



ANTI-TAKEOVER PROVISIONS



     The Certificate of Incorporation and Bylaws of the Company and the Oklahoma General Corporation Act (the "OGCA") include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock described above under "-- Preferred Stock"), restrictions on business combinations and the availability of authorized but unissued Common Stock.



  Classified Board of Directors



     The Company's Certificate of Incorporation and Bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Directors can only be removed for cause. A staggered board makes it more difficult for shareholders to change the majority of the directors and instead promotes a continuity of existing management.



  Oklahoma Business Combination Statute



     Section 1090.3 of the OGCA prevents an "interested shareholder" from engaging in a "business combination" with an Oklahoma corporation for three years following the date such person became an interested shareholder, unless
(i) prior to the date such person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested shareholder's becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or (iii) on or subsequent to the date of the transaction in which such person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.



     The statute defines a "business combination" to include (i) any merger or consolidation involving the corporation and an interested shareholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of the assets of the corporation,
(iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder, (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series or voting power of the corporation owned by the interested shareholder,
(v) the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation, or (vi) any share acquisition by the interested shareholder pursuant to Section 1090.1 of the OGCA. For purposes of Section 1090.3, the term "corporation" also includes the Company's majority-owned subsidiaries. In addition, Section 1090.3 defines an "interested shareholder," generally, as any person that owns stock having 15% or more of all voting power of the corporation, any person that is an affiliate or associate of the corporation and owned stock having 15% or more of all voting power of the corporation at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

  Stock Purchase Provisions



     The Certificate of Incorporation includes a provision which requires the affirmative vote of two-thirds of the votes cast by the holders, voting together as a single class, of all then outstanding shares of capital stock, excluding the votes by an interested shareholder, to approve the purchase of any capital stock of the Company from the interested shareholder at a price in excess of fair market value, unless such purchase is either (i) made on the same terms offered to all holders of the same securities or (ii) made on the open market and not the result of a privately negotiated transaction.



  Share Rights Plan



     The Rights. On July 7, 1998, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock. The distribution is payable on July 27, 1998 (the "Record Date") to the shareholders of record on that date. Each Right entitles the registered holder thereof to purchase from the Company one one-thousandth of a share of Series A Preferred Stock at a price of $25.00, subject to adjustment.



     The following is a summary of the Rights; the full description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and UMB Bank, N.A., as Rights Agent (the "Rights Agent"). Copies of the Rights Agreement and the Certificate of Designation for the Series A Preferred Stock are available free of charge from the Company. This summary description of the Rights and the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Rights Agreement and the Certificate of Designation for the Series A Preferred Stock, including the definitions therein of certain terms.



     Initially, the Rights will attach to all certificates representing shares of outstanding Company Common Stock, and no separate Rights certificates will be distributed. The Rights will separate from the Company Common Stock and the Distribution Date will occur upon the earlier of (i) 10 days following the date of public announcement that a person or group of persons has become an Acquiring Person (as hereinafter defined) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to the time a person becomes an Acquiring Person) following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer upon consummation of which the offeror would, if successful, become an Acquiring Person (the earlier of such dates being called the "Distribution Date").



     The term "Acquiring Person" means any person who or which, together with all of its affiliates and associates, shall be the beneficial owner of 15% or more of the outstanding Common Stock, but shall not include (i) the Company or any Subsidiary of the Company or any employee benefit plan of the Company, (ii) Aubrey K. McClendon, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing, or (iii) Tom L. Ward, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing, or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (collectively, "Exempt Persons").



     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date, upon transfer or new issuance of Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock, outstanding as of the Record Date, even without such notation or a copy of a summary of the Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on July 27, 2008 (the "Expiration Date").



     The Purchase Price payable, and the number of one one-thousandths of a share of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Preferred Stock at a price, or securities convertible into Series A Preferred Stock with a conversion price, less than the then current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to in (ii) above).



     The number of outstanding Rights and the number of one one-thousandths of a share of Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in the Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.



     In the event that following a Stock Acquisition Date (the date of public announcement that an Acquiring Person has become such) the Company is acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right (the "Flip-Over Right").



     In the event that a person (other than an Exempt Person) becomes an Acquiring Person, proper provision shall be made so that each holder of a Right (other than the Acquiring Person and its affiliates and associates) will thereafter have the right to receive upon exercise that number of shares of Common Stock (or, under certain circumstances, cash, other equity securities or property of the Company) having a market value equal to two times the Purchase Price of the Rights (the "Flip-In Right"). Upon the occurrence of the foregoing event giving rise to the exercisability of the Rights, any Rights that are or were at any time owned by an Acquiring Person shall become void.



     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. Upon exercise of the Rights, no fractional shares of Series A Preferred Stock will be issued other than fractions which are integral multiples of one one-hundredth of a share of Series A Preferred Stock; cash will be paid in lieu of fractional shares of Series A Preferred Stock that are not integral multiples of one one-hundredth of a share of Series A Preferred Stock.



     At any time prior to the earlier to occur of (i) 5:00 p.m., Oklahoma City, Oklahoma time on the 10th day after the Stock Acquisition Date or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"); provided, that (i) if the Board of Directors authorizes redemption on or after the time a person becomes an Acquiring Person, then such authorization must be by Board Approval (as hereinafter defined) and (ii) the period for redemption may, upon Board Approval, be extended by amending the Rights Agreement. The term "Board Approval" means the approval of a majority of the directors of the Company. Immediately upon any redemption of the Rights described in this paragraph, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.



     The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights at any time and from time to time provided that such amendment does not adversely affect the interests of the holders of the Rights. In addition, during any time that the Rights are subject to redemption, the terms of the Rights may be amended by Board Approval, including an amendment that adversely affects the interests of the holders of the Rights, without the consent of the holders of Rights.



     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Series A Preferred Stock (or other consideration).



     The Series A Preferred Stock. Each one-thousandth of a share of the Series A Preferred Stock ("Preferred Share Fraction") that may be acquired upon exercise of the Rights will be nonredeemable and subordinate to any other shares of preferred stock that may be issued by the Company.



     Each Preferred Share Fraction will have a minimum preferential quarterly dividend rate of $0.01 per Preferred Share Fraction but will, in any event, be entitled to a dividend equal to the per share dividend declared on the Common Stock.



     In the event of liquidation, the holder of a Preferred Share Fraction will receive a preferred liquidation payment equal to the greater of $0.01 per Preferred Share Fraction or the per share amount paid in respect of a share of Common Stock.



     Each Preferred Share Fraction will have one vote, voting together with the Common Stock. The holders of Preferred Share Fractions, voting as a separate class, will be entitled to elect two directors if dividends on the Series A Preferred Stock are in arrears for six fiscal quarters.



     In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share Fraction will be entitled to receive the per share amount paid in respect of each share of Common Stock.



     The rights of holders of the Series A Preferred Stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.



     Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, the economic value of one Preferred Share Fraction that may be acquired upon the exercise of each Right should approximate the economic value of one share of the Common Stock.



SHAREHOLDER ACTION



     With respect to any act or action required of or by the holders of the Common Stock, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting and entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or actions, except as otherwise provided by law or in the Certificate of Incorporation. The OGCA requires the approval of the holders of a majority of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of the Certificate of Incorporation. The Company's Certificate of Incorporation provides for a vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision inconsistent with the provisions of the Certificate of Incorporation limiting director liability and stock purchases by the Company, and providing for staggered terms of directors and indemnity for directors. Such vote is also required for shareholders to amend, repeal or adopt any provision of the Bylaws.



     Pursuant to Oklahoma law, shareholders may take actions without the holding of a meeting by written consent or consents signed by the holders of a sufficient number of shares to approve the transaction had all of the outstanding shares of the capital stock of the Company entitled to vote thereon been present at a meeting. Pursuant to the rules and regulations of the Commission, if shareholder action is taken by written consent, the Company will be required to send each shareholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.



TRANSFER AGENTS AND REGISTRAR


     UMB Bank, N.A. is the transfer agent and registrar for the Common Stock and the Preferred Stock.

                       FEDERAL INCOME TAX CONSIDERATIONS


     The following discussion of certain of the Federal income tax consequences of the purchase, ownership, and disposition of the Shares is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of Federal income taxation that may be relevant to an investor's decision to purchase Shares, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold the Shares as part of a straddle or conversion transaction, or holders subject to the alternative minimum tax, which may be subject to special rules. In addition, this discussion is limited to persons who hold the Shares as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. ALL PROSPECTIVE PURCHASERS OF SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, CONVERSION, AND DISPOSITION OF SHARES.


CONSEQUENCES TO HOLDERS OF SHARES

     Dividend Distributions. The amount of any distribution with respect to the Shares will be treated as a dividend, taxable as ordinary income to the recipient thereof, to the extent of the Company's current or accumulated earnings and profits ("earnings and profits") as determined under Federal income tax principles. To the extent the amount of such distribution exceeds the current and accumulated earnings and profits of the Company, the excess will be applied against and will reduce the holder's tax basis in the Shares. Any amount by which such distribution exceeds the sum of the amount treated as a dividend and the amount applied to reduce a holder's tax basis will be treated as short-term or long-term capital gain, as the case may be, depending upon the holder's holding period for the Shares.

     Dividends to Corporate Shareholders. In general, a distribution which is treated as a dividend for Federal income tax purposes and is made to a corporate shareholder with respect to the Shares will qualify for the 70% dividends-received deduction under Section 243 of the Code. Holders should note, however, there can be no assurance that the amount of distributions made with respect to the Shares will not exceed the amount of current or accumulated earnings and profits of the Company in the future. Accordingly, there can be no assurance that the dividends-received deduction will be available in respect of distributions on the Shares.

     In addition, there are many exceptions, restrictions and adjustments relating to the availability of such dividends-received deduction, including, without limitation, (i) restrictions relating to the holding period of stock, the dividends on which are sought to be deducted, (ii) restrictions on the ability to claim a deduction for dividends received or debt-financed portfolio stock, (iii) adjustments to basis with respect to dividends treated as "extraordinary dividends" for purposes of Section 1059 of the Code, and (iv) special limiting rules applicable to taxpayers which pay alternative minimum tax. Corporate shareholders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions (as amended by the Taxpayer Relief Act of 1997) may apply to their particular factual situation.

     Sale or Redemption. Upon a sale or other disposition (other than an exchange of Preferred Stock for Common Stock pursuant to the conversion privilege) of the Shares, a holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received by the holder in such sale or other disposition and such holder's adjusted tax basis in such Shares. Such gain or loss will be long-term gain or loss if the holder's holding period for such Shares is more than 12 months. In the case of individuals, long-term capital gains with respect to property held for more than 18 months are taxed at a maximum 20% Federal tax rate, and long-term capital gains with respect to property held more than 12 months but not more than 18 months are taxed at a maximum 28% Federal tax rate. Net capital gain of corporations is taxed the same as ordinary income, with a maximum Federal tax rate of 35%.

     Any gain or loss recognized by a holder upon redemption of the Preferred Stock will be treated as gain or loss from the sale or exchange of Preferred Stock, if, taking into account stock that is actually or constructively owned as determined under Section 318 of the Code, (i) such holder's interest in the Common Stock and Preferred Stock is completely terminated as a result of the redemption, (ii) such holder's percentage ownership in the Company's voting stock immediately after the redemption is less than 50% of the total combined voting power of all classes of stock entitled to vote and less than 80% of such percentage ownership immediately before such redemption, or (iii) the redemption is "not essentially equivalent to a dividend" (within the meaning of Section 302 of the Code).

     If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, the holder will be taxed on the payment received in the same manner as described above under "-- Dividend Distributions," and the holder's adjusted tax basis in the redeemed Preferred Stock will be transferred to any remaining shares held by such holder in the Company. If the holder does not retain any stock ownership in the Company following the redemption, then such holder may lose such basis completely.

     Conversion or Exchange of Preferred Stock. A holder of Preferred Stock will generally not recognize gain or loss by reason of receiving Common Stock in exchange for Preferred Stock upon conversion of the Preferred Stock, except gain or loss will be recognized with respect to any cash received in lieu of fractional shares and the fair market value of any shares of Common Stock attributable to dividend arrearages will be treated as a constructive distribution as described above under "-- Dividend Distributions." The adjusted tax basis of the Common Stock so acquired will be equal to the tax basis of the shares of Preferred Stock exchanged therefor and the holding period of the Common Stock received upon conversion will include the holding period of the shares of Preferred Stock exchanged. The tax basis of any Common Stock treated as a constructive distribution taxable as a dividend will be equal to its fair market value on the date of the exchange.


     Adjustment of Conversion Price. If at any time the Company makes a distribution of property to holders of Common Stock which would be taxable to such stockholders as a dividend for Federal income tax purposes and, in accordance with the antidilution provisions of the Preferred Stock, the Conversion Price of the Preferred Stock is decreased, the amount of such decrease may be deemed to be the payment of a taxable dividend to holders of Preferred Stock. For example, a decrease in the Conversion Price in the event of distributions of indebtedness or assets of the Company will generally result in deemed dividend treatment to holders of the Preferred Stock, while generally, a decrease in the event of stock dividends or the distribution of rights to subscribe for the Common Stock will not result in such deemed dividend treatment. Moreover, in the event of a Change of Control, an adjustment in the Conversion Price could result in a deemed dividend to holders of Preferred Stock.


     Redemption and Conversion Premiums. Under Section 305 of the Code and the applicable Treasury regulations thereunder, if the redemption price of Preferred Stock exceeds its issue price, the difference ("redemption premium") may be taxable as a constructive distribution of additional Preferred Stock to the holder thereof (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over a certain period. Because the Preferred Stock provides for an optional right of redemption by the Company at prices in excess of the issue price, a holder could be required to recognize such redemption premium under a constant interest rate method similar to that for accruing original issue discount, if based on all of the facts and circumstances, the optional redemption is more likely than not to occur. If stock may be redeemed at more than one time, the time and price at which such redemption is most likely to occur must be determined based on all of the facts and circumstances. Applicable Treasury regulations provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if
(i) the issuer and the holder are not related within the meaning of the Treasury regulations, (ii) there are no plans, arrangements or agreements that effectively require or are intended to compel the issuer to redeem the stock (disregarding, for this purpose, a separate mandatory redemption), and (iii) exercise of the right to redeem would not reduce the yield of the stock, as determined under the Treasury regulations. Further, the Treasury regulations provide that such redemption premium is not taxable as a constructive distribution if it is solely in the nature of a penalty for premature redemption. A redemption premium is solely in the nature of a penalty for premature redemption if it is paid as a result of changes in economic or market conditions over which neither the issuer nor the holder have control. Regardless of whether the redemption premium is solely in the nature of a penalty for premature redemption, constructive distribution treatment will not result if the redemption premium does not exceed a de minimis amount. Based on the Treasury regulations, the Company intends to take the position that the existence of the Company's optional redemption right does not result in a constructive distribution to a holder.


     Further, upon a Change of Control as described above under "Description of Preferred Stock," if a holder elects to convert Preferred Stock into shares of Common Stock, the holder might be deemed to have received a distribution to the extent the holder's proportionate interest in the Company, following such conversion, is increased over what the holder's proportionate interest would have been had the shares been converted in the absence of a Change of Control. The tax consequences associated with any such deemed distribution would depend, in part, on the amount of the percentage increase, the value of the Company's Common Stock at the time of the Change of Control, and the amount, if any, of the Company's current and accumulated earnings and profits at the close of the Company's taxable year in which such event occurs. Any such distribution would be treated as a dividend to the extent of such accumulated and current earnings and profits.


     Backup Withholding. Under the backup withholding provisions of the Code and applicable Treasury Regulations, a holder of Shares may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, Shares unless such holder (a) is a corporation or comes within certain other exempt categories and when required demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's Federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

CONSEQUENCES TO THE COMPANY

     Under Section 382 of the Code, if the percentage of stock (by value) of a corporation (the "Loss Corporation") that is owned by one or more "five-percent shareholders" has increased by more than 50 percentage points over the lowest percentage of stock owned by the same shareholders during a three-year testing period (an "Ownership Change"), the use of pre-Ownership Change net operating losses of the Loss Corporation following such Ownership Change will be limited based on the value of the Loss Corporation on the date the Ownership Change occurs (a "Section 382 Limitation"). As of the end of its most recent taxable year, the Company and its subsidiaries had net operating losses which were subject to Section 382 Limitations. Although the Company believes the issuance of the Preferred Stock did not result in an Ownership Change, future equity issuances or transactions among shareholders may trigger an Ownership Change. If such an Ownership Change occurs, the Company's use of its net operating losses will be subject to a Section 382 Limitation based on the value of the Company on the date of such an Ownership Change.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF SHARES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THEIR PURCHASE, OWNERSHIP AND DISPOSITION OF THE SHARES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     The sale or distribution of the Shares may be effected directly to purchasers by the Selling Shareholders (including their respective donees, pledgees, transferees or other successors in interest) as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale or in the over-the-counter market, (ii) in transactions otherwise than on such an exchange or service or in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sale of the Shares. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Shareholder or by agreement between any Selling Shareholder and underwriters, brokers, dealers or agents, or purchasers. In connection with sales of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell Shares short and deliver Shares to close out such short positions, or loan or pledge Shares to broker-dealers that in turn may sell such Shares.


     If the Selling Shareholders effect such transactions by selling Shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders and any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.


     Under the securities laws of certain states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Company will pay all of the expenses incident to the registration, offering and sale of the Shares to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Shareholders and any underwriters against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Shareholders.

                                 LEGAL MATTERS

     The legality of the Preferred Stock and the Common Stock offered hereby has been passed upon for the Company by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.

                                    EXPERTS


     The consolidated financial statements of the Company as of June 30, 1996 and 1997 and December 31, 1997 and for each of the three years ended June 30, 1997 and the six months ended December 31, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.



     The consolidated financial statements of Hugoton Energy Corporation at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     Certain estimates of oil and gas reserves included and incorporated by reference herein were based upon engineering studies prepared by Williamson Petroleum Consultants, Inc., Porter Engineering Associates and Netherland, Sewell & Associates, Inc., independent petroleum engineers. Such estimates are included or incorporated herein in reliance on the authority of each such firm as experts in such matters.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Available Information..................     2
Incorporation of Certain Documents by
  Reference............................     2
Forward-Looking Statements.............     3
Prospectus Summary.....................     4
Risk Factors...........................     7
Use of Proceeds........................    15
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends............................    15
Selling Shareholders...................    15
Description of Preferred Stock.........    22
Description of Capital Stock...........    29
Federal Income Tax Considerations......    34
Plan of Distribution...................    37
Legal Matters..........................    37
Experts................................    38


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                               CHESAPEAKE ENERGY
                                  CORPORATION

                              4,600,000 SHARES OF
                           7% CUMULATIVE CONVERTIBLE
                                PREFERRED STOCK
                                      AND
                              33,093,525 SHARES OF
                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                 JULY 29, 1998

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Company has agreed to bear all expenses to be incurred in connection with the registration of the Shares being offered by the Selling Shareholders. The Selling Shareholders will bear any underwriting discounts, commissions and transfer taxes, if any, associated with the sale of the Shares. The Company has also agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The following table sets forth the estimated expenses of the offering. With the exception of the Securities Act registration fee, all amounts shown are estimates.

Securities Act registration fee.............................  $ 67,850
Legal fees..................................................    20,000
Accounting fees.............................................    10,000
Printing expenses...........................................     3,000
Miscellaneous...............................................     4,150
                                                              --------
          Total.............................................  $105,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by the Oklahoma General Corporation Act under which the Company is incorporated, the Company's Certificate of Incorporation provides that the Company shall indemnify each of its officers and directors against (a) expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, or other enterprise at the request of the Company, other than an action by or in the right of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of his being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, or other enterprise at the request of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which he shall have been adjudged liable to the Company, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. The Company's bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.

     The Company has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, the Company will pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount which he is or becomes legally obligated to pay because of (i) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/ or officer of the Company or an affiliate or (ii) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of the Company or an affiliate or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which the Company will be obligated to make thereunder shall include, inter alia, damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. The Company also provides liability insurance for each of its directors and executive officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


        EXHIBIT
        NUMBERS                                  DESCRIPTION
        -------                                  -----------
          3.1**          -- Registrant's Certificate of Incorporation.
          3.2            -- Registrant's Bylaws. Incorporated herein by reference to
                            Exhibit 3.2 to Registrant's registration statement on
                            Form 8-B filed December 12, 1996.
          4.1            -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, its subsidiaries signatory
                            thereto, as Subsidiary Guarantors, and United States
                            Trust Company of New York, as Trustee, with respect to
                            7 7/8% Senior Notes due 2004. Incorporated herein by
                            reference to Exhibit 4.1 to Registrant's registration
                            statement on Form S-4 (No. 333-24995). First Supplemental
                            Indenture dated December 17, 1997 and Second Supplemental
                            Indenture dated February 16, 1998. Incorporated herein by
                            reference to Exhibit 4.1.1 to Registrant's transition
                            report on Form 10-K for the six months ended December 31,
                            1997.
          4.1.1*         -- Second [Third] Supplemental Indenture dated April 22,
                            1998 to the Indenture filed herewith as Exhibit 4.1.
          4.2            -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, its subsidiaries signatory
                            thereto, as Subsidiary Guarantors, and United States
                            Trust Company of New York, as Trustee, with respect to
                            8 1/2% Senior Notes due 2012. Incorporated herein by
                            reference to Exhibit 4.1.3 to Registrant's registration
                            statement on Form S-4 (No. 333-24995). First Supplemental
                            Indenture dated December 17, 1997 and Second Supplemental
                            Indenture dated February 16, 1998. Incorporated herein by
                            reference to Exhibit 4.2.1 to Registrant's transition
                            report on Form 10-K for the six months ended December 31,
                            1997.
          4.2.1*         -- Second [Third] Supplemental Indenture dated April 22,
                            1998 to the Indenture filed herewith as Exhibit 4.2.
          4.3            -- Indenture dated as of April 1, 1998 among the Registrant, as issuer, its subsidiaries signatory thereto, as
                            Subsidiary Guarantors, and United States Trust Company of
                            New York, as Trustee, with respect to 9 5/8% Senior Notes
                            due 2005. Incorporated herein by reference to Exhibit 4.3
                            to Registrant's quarterly report on Form 10-Q for the
                            quarter ended March 31, 1998.
          4.4            -- Indenture dated as of April 1, 1996 among the Registrant, its subsidiaries signatory thereto, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            as Trustee, with respect to 9 1/8% Senior Notes due 2006.
                            Incorporated herein by reference to Exhibit 4.6 to
                            Registrant's registration statement on Form S-3 (No.
                            333-1588). First Supplemental Indenture dated December
                            30, 1996 and Second Supplemental Indenture dated December
                            17, 1997. Incorporated herein by reference to Exhibit
                            4.4.1 to Registrant's transition report on Form 10-K for
                            the six months ended December 31, 1997.
          4.4.1*         -- Third Supplemental Indenture dated April 22, 1998 to the
                            Indenture filed herewith as Exhibit 4.4.
          4.5            -- Agreement to furnish copies of unfiled long-term debt
                            instruments. Incorporated herein by reference to
                            Registrant's transition report on Form 10-K for the six
                            months ended December 31, 1997.

        EXHIBIT
        NUMBERS                                  DESCRIPTION
        -------                                  -----------
          4.6            -- Registration Rights Agreement as of April 22, 1998 among the Registrant, its subsidiaries signatory thereto and
                            Donaldson, Lufkin & Jenrette Securities Corporation,
                            Bear, Stearns & Co. Inc., Lehman Brothers Inc., J.P.
                            Morgan Securities Inc. and Morgan Stanley & Co.
                            Incorporated, with respect to 9 5/8% Senior Notes.
                            Incorporated herein by reference to Exhibit 4.12 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended March 31, 1998.
          4.7            -- Registration Rights Agreement as of April 22, 1998 among the Registrant and Donaldson, Lufkin & Jenrette
                            Securities Corporation, Morgan Stanley & Co.
                            Incorporated, Bear, Stearns & Co. Inc., Lehman Brothers
                            Inc. and J.P. Morgan Securities Inc., with respect to 7%
                            Cumulative Convertible Preferred Stock. Incorporated
                            herein by reference to Exhibit 4.11 to Registrant's
                            quarterly report on Form 10-Q for the quarter ended March
                            31, 1998.
          4.8            -- Stock Registration Agreement dated May 21, 1992 between the Registrant and various lenders, as amended by First
                            Amendment thereto dated May 26, 1992. Incorporated herein
                            by reference to Exhibits 10.26.1 and 10.26.2 to
                            Registrant's registration statement on Form S-1 (No.
                            33-55600).
          4.9            -- Registration Rights Agreement dated as of March 10, 1998 between the Registrant and certain former shareholders of
                            Hugoton Energy Corporation. Incorporated herein by
                            reference to Exhibit 4.11 to Registrant's registration
                            statement on Form S-4 (No. 333-48735).
          4.10           -- Registration Rights Agreement dated as of December 16,
                            1997 between the Registrant and AnSon Partners Limited
                            Partnership. Incorporated herein by reference to Exhibit
                            4.12 to Registrant's registration statement on Form S-4
                            (No. 333-48735).
          4.11           -- Registration Rights Agreement dated as of October 22,
                            1997 between the Registrant and Charles E. Davidson, as
                            amended by Amendment No. 1 thereto dated December 23,
                            1997. Incorporated herein by reference to Exhibits 4.9
                            and 4.10 to Registrant's registration statement on Form
                            S-4 (No. 333-48735).
          4.12           -- Rights Agreement dated July 15, 1998 between the
                            Registrant and UMB Bank, N.A., as Rights Agent.
                            Incorporated herein by reference to Exhibit 1 to
                            Registrant's registration statement on Form 8-A filed
                            July 16, 1998.
          4.13**         -- Certificate of Designation of Series A Junior
                            Participating Preferred Stock. Included herewith in
                            Exhibit 3.1.
          5*             -- Opinion of McAfee & Taft A Professional Corporation
         12*             -- Statement Re Computation of Ratios
         23.1**          -- Consent of PricewaterhouseCoopers LLP
         23.3**          -- Consent of Ernst & Young LLP
         23.4*           -- Consent of Williamson Petroleum Consultants, Inc.
         23.5*           -- Consent of Netherland, Sewell & Associates, Inc.
         23.6*           -- Consent of Porter Engineering Associates
         23.7*           -- Consent of McAfee & Taft A Professional Corporation
                            (included as part of its opinion filed as Exhibit 5)
         24*             -- Power of Attorney


---------------


*  Previously filed



** Filed herewith

     (b) Financial Statement Schedules

     None

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 29 day of July, 1998.


                                            CHESAPEAKE ENERGY CORPORATION

                                            By   /s/ AUBREY K. MCCLENDON
                                             -----------------------------------
                                                     Aubrey K. McClendon
                                                    Chairman of the Board
                                                 and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement amendment has been signed by the following persons in the capacities indicated on July 29, 1998.



                        NAME                                              POSITION
                        ----                                              --------

               /s/ AUBREY K. MCCLENDON                 Chairman of the Board and Chief Executive
-----------------------------------------------------    Officer (Principal Executive Officer)
                 Aubrey K. McClendon

                  /s/ TOM L. WARD*                     President, Chief Operating Officer and
-----------------------------------------------------    Director
                     Tom L. Ward

               /s/ MARCUS C. ROWLAND*                  Executive Vice President and Chief Financial
-----------------------------------------------------    Officer (Principal Financial Officer)
                  Marcus C. Rowland

               /s/ RONALD A. LEFAIVE*                  Senior Vice President -- Accounting,
-----------------------------------------------------    Controller and Chief Accounting Officer
                  Ronald A. Lefaive                      (Principal Accounting Officer)

                /s/ E.F. HEIZER, JR.*                  Director
-----------------------------------------------------
                  E.F. Heizer, Jr.

                 /s/ BREENE M. KERR*                   Director
-----------------------------------------------------
                   Breene M. Kerr

                /s/ SHANNON T. SELF*                   Director
-----------------------------------------------------
                   Shannon T. Self

            /s/ FREDERICK B. WHITTEMORE*               Director
-----------------------------------------------------
               Frederick B. Whittemore

                /s/ WALTER C. WILSON*                  Director
-----------------------------------------------------
                  Walter C. Wilson

            *By: /s/ AUBREY K. MCCLENDON
  ------------------------------------------------
                 Aubrey K. McClendon
                  Attorney-in-Fact

                               INDEX TO EXHIBITS




        EXHIBIT
        NUMBERS                                  DESCRIPTION
        -------                                  -----------
          3.1**          -- Registrant's Certificate of Incorporation.
          3.2            -- Registrant's Bylaws. Incorporated herein by reference to
                            Exhibit 3.2 to Registrant's registration statement on
                            Form 8-B filed December 12, 1996.
          4.1            -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, its subsidiaries signatory
                            thereto, as Subsidiary Guarantors, and United States
                            Trust Company of New York, as Trustee, with respect to
                            7 7/8% Senior Notes due 2004. Incorporated herein by
                            reference to Exhibit 4.1 to Registrant's registration
                            statement on Form S-4 (No. 333-24995). First Supplemental
                            Indenture dated December 17, 1997 and Second Supplemental
                            Indenture dated February 16, 1998. Incorporated herein by
                            reference to Exhibit 4.1.1 to Registrant's transition
                            report on Form 10-K for the six months ended December 31,
                            1997.
          4.1.1*         -- Second [Third] Supplemental Indenture dated April 22,
                            1998 to the Indenture filed herewith as Exhibit 4.1.
          4.2            -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, its subsidiaries signatory
                            thereto, as Subsidiary Guarantors, and United States
                            Trust Company of New York, as Trustee, with respect to
                            8 1/2% Senior Notes due 2012. Incorporated herein by
                            reference to Exhibit 4.1.3 to Registrant's registration
                            statement on Form S-4 (No. 333-24995). First Supplemental
                            Indenture dated December 17, 1997 and Second Supplemental
                            Indenture dated February 16, 1998. Incorporated herein by
                            reference to Exhibit 4.2.1 to Registrant's transition
                            report on Form 10-K for the six months ended December 31,
                            1997.
          4.2.1*         -- Second [Third] Supplemental Indenture dated April 22,
                            1998 to the Indenture filed herewith as Exhibit 4.2.
          4.3            -- Indenture dated as of April 1, 1998 among the Registrant, as issuer, its subsidiaries signatory thereto, as
                            Subsidiary Guarantors, and United States Trust Company of
                            New York, as Trustee, with respect to 9 5/8% Senior Notes
                            due 2005. Incorporated herein by reference to Exhibit 4.3
                            to Registrant's quarterly report on Form 10-Q for the
                            quarter ended March 31, 1998.
          4.4            -- Indenture dated as of April 1, 1996 among the Registrant, its subsidiaries signatory thereto, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            as Trustee, with respect to 9 1/8% Senior Notes due 2006.
                            Incorporated herein by reference to Exhibit 4.6 to
                            Registrant's registration statement on Form S-3 (No.
                            333-1588). First Supplemental Indenture dated December
                            30, 1996 and Second Supplemental Indenture dated December
                            17, 1997. Incorporated herein by reference to Exhibit
                            4.4.1 to Registrant's transition report on Form 10-K for
                            the six months ended December 31, 1997.
          4.4.1*         -- Third Supplemental Indenture dated April 22, 1998 to the
                            Indenture filed herewith as Exhibit 4.4.
          4.5            -- Agreement to furnish copies of unfiled long-term debt
                            instruments. Incorporated herein by reference to
                            Registrant's transition report on Form 10-K for the six
                            months ended December 31, 1997.
          4.6            -- Registration Rights Agreement as of April 22, 1998 among the Registrant, its subsidiaries signatory thereto and
                            Donaldson, Lufkin & Jenrette Securities Corporation,
                            Bear, Stearns & Co. Inc., Lehman Brothers Inc., J.P.
                            Morgan Securities Inc. and Morgan Stanley & Co.
                            Incorporated, with respect to 9 5/8% Senior Notes.
                            Incorporated herein by reference to Exhibit 4.12 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended March 31, 1998.

        EXHIBIT
        NUMBERS                                  DESCRIPTION
        -------                                  -----------
          4.7            -- Registration Rights Agreement as of April 22, 1998 among the Registrant and Donaldson, Lufkin & Jenrette
                            Securities Corporation, Morgan Stanley & Co.
                            Incorporated, Bear, Stearns & Co. Inc., Lehman Brothers
                            Inc. and J.P. Morgan Securities Inc., with respect to 7%
                            Cumulative Convertible Preferred Stock. Incorporated
                            herein by reference to Exhibit 4.11 to Registrant's
                            quarterly report on Form 10-Q for the quarter ended March
                            31, 1998.
          4.8            -- Stock Registration Agreement dated May 21, 1992 between the Registrant and various lenders, as amended by First
                            Amendment thereto dated May 26, 1992. Incorporated herein
                            by reference to Exhibits 10.26.1 and 10.26.2 to
                            Registrant's registration statement on Form S-1 (No.
                            33-55600).
          4.9            -- Registration Rights Agreement dated as of March 10, 1998 between the Registrant and certain former shareholders of
                            Hugoton Energy Corporation. Incorporated herein by
                            reference to Exhibit 4.11 to Registrant's registration
                            statement on Form S-4 (No. 333-48735).
          4.10           -- Registration Rights Agreement dated as of December 16,
                            1997 between the Registrant and AnSon Partners Limited
                            Partnership. Incorporated herein by reference to Exhibit
                            4.12 to Registrant's registration statement on Form S-4
                            (No. 333-48735).
          4.11           -- Registration Rights Agreement dated as of October 22,
                            1997 between the Registrant and Charles E. Davidson, as
                            amended by Amendment No. 1 thereto dated December 23,
                            1997. Incorporated herein by reference to Exhibits 4.9
                            and 4.10 to Registrant's registration statement on Form
                            S-4 (No. 333-48735).
          4.12           -- Rights Agreement dated July 15, 1998 between the
                            Registrant and UMB Bank, N.A., as Rights Agent.
                            Incorporated herein by reference to Exhibit 1 to
                            Registrant's registration statement on Form 8-A filed
                            July 16, 1998.
          4.13**         -- Certificate of Designation of Series A Junior
                            Participating Preferred Stock. Included herewith in
                            Exhibit 3.1.
          5*             -- Opinion of McAfee & Taft A Professional Corporation
         12*             -- Statement Re Computation of Ratios
         23.1**          -- Consent of PricewaterhouseCoopers LLP
         23.3**          -- Consent of Ernst & Young LLP
         23.4*           -- Consent of Williamson Petroleum Consultants, Inc.
         23.5*           -- Consent of Netherland, Sewell & Associates, Inc.
         23.6*           -- Consent of Porter Engineering Associates
         23.7*           -- Consent of McAfee & Taft A Professional Corporation
                            (included as part of its opinion filed as Exhibit 5)
         24*             -- Power of Attorney


---------------


*  Previously filed



** Filed herewith